UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): August 8, 2008
LONGFOOT COMMUNICATIONS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-130110	76-0763470

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4400 Biscayne Boulevard
Suite 950
Miami, Florida 33137
(Address of Principal Executive Office)
Registrant’s telephone number, including area code (305) 573-4112

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          The disclosures set forth in Item 2.01 to this Current Report on Form 8-K are incorporated by reference into this Item 1.01.
Item 2.01. Completion of Acquisition or Disposition of Assets.
          On August 8, 2008 (the “Closing Date”), Longfoot Communications Corp., a Delaware corporation (“Longfoot”, the “Company” or “we”, “our” or “us”), consummated its acquisition of Kidville Holdings, LLC, a Delaware limited liability company (“Kidville”), pursuant to that certain Merger Agreement, dated July 14, 2008 (referred to as the “Merger Agreement”), by and among the Company, Kidville and Kidville Merger Corp., Inc., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub”). In accordance with the Merger Agreement, Kidville merged with and into Merger Sub (the “Merger”), with Kidville as the surviving corporation and as our wholly-owned subsidiary.
          100% of the issued and outstanding membership interests (the “Interests”) in Kidville held by the members of Kidville (the “Members”) immediately preceding the Merger have been converted into the right to receive an aggregate of 88,677,421 shares of our common stock, par value $0.001 per share (the “Shares”). Among the Members are (i) an entity in which Glenn L. Halpryn, our former President, Secretary and director, has an interest and (ii) Steven D. Rubin and Dr. Subbarao Uppaluri, two of our directors. The Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be sold except in a transaction registered under, or exempt from, the registration provisions of the Securities Act and applicable state securities laws. No registration rights have been or will be granted to the Members in respect of the Shares. Furthermore, the Members holding substantially all of the Interests immediately preceding the Merger have entered into lock-up agreements (each, a “Lock-up Agreement”) in respect of each such Member’s ratable portion of the Shares, providing that such Shares may not be sold, directly or indirectly, for a period of two years following the Closing Date, subject to certain exceptions. Both Longfoot and Kidville have incurred customary transaction-related costs in connection with the Merger.
          The consolidation effected by the Merger will be accounted for as a reverse acquisition wherein Kidville will be treated as the acquirer for accounting purposes since it will control the combined enterprise. Prior to July 14, 2008, the Kidville business comprised nine separate limited liability companies, all of which were affiliated through common ownership. On July 14, 2008, each of such companies was brought under the common ownership of Kidville (the “Rollup”). The Kidville financial statements contained in this Current Report on Form 8-K set forth financial information for such companies on a combined basis for periods preceding the Rollup.
          In connection with the Merger and subject to approval by our stockholders, we intend to change our name to “Kidville, Inc.”, adopt a new incentive compensation plan and effect a reverse split of our common stock. Additionally, as soon as commercially practicable, we intend to apply to list our common stock on the American Stock Exchange (“AMEX”). Currently, our common stock is traded on the OTC Bulletin Board (“OTCBB”) under the symbol “LGFC”.
FORM 10 DISCLOSURES
          As disclosed elsewhere in this Current Report on Form 8-K, on August 8, 2008, we acquired Kidville upon consummation of the Merger. Item 2.01(f) of Form 8-K provides that if a registrant was a “shell company”, as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as we were immediately preceding the Merger, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10 under the Exchange Act (“Form 10”).
          Accordingly, set forth below is the information that would be included in Form 10. Please note that the information provided below relates to the combined company subsequent to the Merger, except that information relating to periods before the Closing Date relates only to Longfoot, unless otherwise specifically indicated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This Current Report on Form 8-K, including the Form 10 disclosures, contain “forward-looking statements”, as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Forward-looking statements include statements about our expectations, beliefs or intentions regarding our product offerings, business, financial condition, results of operations, strategies or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of these Form 10 disclosures, some of which are briefly listed below. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements.
          Risks and uncertainties, the occurrence of which could adversely affect our business, include, without limitation, the following:
•	We have a history of operating losses and we do not expect to become profitable in the near future.

•	Our failure to successfully implement our growth strategies may have a material adverse effect on our business, results of operation and financial condition.

•	Our growth will require additional resources and may require that we implement new operational systems and internal controls, the cost of which may adversely affect our results from operations.

•	Our ability to increase revenues and operating cash flow over time is dependent, in part, on successfully attracting franchisees, and our failure to do so could have a material adverse effect on our business, financial condition and results from operations.

•	We may not be able to find suitable locations for new franchise locations, which could adversely affect our expansion efforts.

•	As a franchisor, we are subject to government regulation, which may adversely affect our ability to expand our franchise operations.

•	We will likely require substantial additional funding, which may not be available to us on acceptable terms, if at all.

•	Our operating results are tied, in part, to the success of our franchised locations, and the failure of such locations could adversely affect our operating results.

•	Significant competition in our industry could adversely affect our results from operations.

•	We depend greatly on key management and key employees to manage our business, the loss of whom may have a material adverse effect on our business.

•	Our business depends largely on our ability to hire and retain qualified instructors and specialists.

•	Changes in general economic conditions, particularly those impacting consumer spending, could negatively affect our operating results and financial condition.

•	We may not be able to obtain and maintain adequate insurance at a reasonable cost, or at all, which may have a material adverse effect on our business, financial condition and results from operations

•	Adverse publicity could impact the demand for our services and products, which may have a material adverse effect on our business, financial condition and results from operations.

•	A regional or global health pandemic could severely disrupt our business.

•	We may face litigation risks from current and former customers, Franchisees, employees, equityholders, and other third parties in the ordinary course of business through private actions, class actions, administrative proceedings, regulatory actions or other litigation.

•	The market price of our common stock may fluctuate significantly.

•	Trading of our common stock is limited and trading restrictions imposed on us by applicable regulations and by lock-up agreements we have entered into with our principal stockholders may further reduce our trading, making it difficult for our stockholders to sell their shares.

•	We do not expect to pay dividends on our common stock, and investors will be able to receive cash in respect of their shares of our common stock only upon the sale of such shares.

•	Because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.

•	Existing stockholders’ interest in us may be diluted by additional issuances of equity securities.

•	Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in your best interests or in the best interests of our stockholders.

•	Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.
* * * * *
          Except where the context otherwise requires, the terms, “we,” “us,” “our” or “Longfoot” refer to the business of Longfoot Communications Corp. and its consolidated subsidiary, Kidville. “Kidville” refers to the business of Kidville Holdings, LLC, our wholly-owned subsidiary, including its subsidiaries. Kidville is our sole operating subsidiary and comprises all of our operations as of the date of this Current Report on Form 8-K.
Item 1. Business.
Company Overview
     Kidville operates large upscale facilities that cater to newborns through five-year-olds and their families. Kidville offers a wide range of developmental classes such as Little Maestros, Run Wiggle Paint & Giggle, Big Muscles for Little Babies, Kidville Tumblers and Kidville University (Kidville’s Pre-School Alternative Program). Kidville also features an indoor playground, a retail boutique and the Kidville Salon. Silver Membership, the base level of membership, is free with enrollment in any Kidville class, while upgrades to Gold, Platinum and Diamond levels are also available. All four tiers of membership last for one year and offer benefits (which increase by tier), including complimentary playspace passes and discounts at Kidville Boutiques, Kidville Salons and Kidville birthday parties. Kidville also operates Kidville Annex locations that feature a selection of Kidville offerings.
     Kidville currently has five operating locations in New York City and one location in Rockville, MD, which is anticipated to open in the fourth quarter of this year. Kidville’s operating locations earned revenues in excess of $10.0 million for the year ended December 31, 2007, the third year of active business operation.
     Kidville locations are either “Hubs” or “Annexes” and are located in either upscale metropolitan markets or high-density affluent suburbs. A standard “Hub” consists of approximately 12,500 square feet, and an Annex consists of approximately 2,850 square feet. Annex locations are designed to bring select Kidville offerings into areas that will not support a Hub location, while benefiting from the administration and marketing support of Hub operations.

Kidville Franchises
          In addition to company-owned locations, we have provided franchise opportunities through our subsidiary, Kidville Franchise Company, LLC (the “Franchise Company”), since October, 2007. The Franchise Company offers franchise opportunities to interested participants (“Franchisees”), who are required to locate, lease or purchase, develop, maintain and operate a minimum of one Hub location and three Annex locations. In March 2008, Kidville entered into its first franchise arrangement, pursuant to which Dallas, Texas will become Kidville’s initial franchise market.
          Franchisees provide Kidville services, sell Kidville products and are required to maintain administrative, staffing and training functions in accordance with operational guidelines. Franchise Company disclosure documents are registered, on file, exempt from registration or otherwise effective in all states other than North Dakota, South Dakota and Hawaii.
          For Franchisees desiring to operate several Hub locations within a selected region, a multi-Hub development program is available. Under this program, the Franchisee must commit to open a minimum of three Hub locations, each supported by at least three Annex locations, within a specific period of time. Hub locations centralize the infrastructure for all of the Franchisees’ locations. Annex locations are designed to bring select Kidville offerings into areas that will not support a Hub location, while benefiting from the administration and marketing support of the Franchisee’s Hub operations.
          A Franchisee pays an initial franchise fee of $75,000 for a Kidville Hub location and $35,000 for each Kidville Annex location. Area developers pay $60,000 for each additional Kidville Hub location and $35,000 for each additional Kidville Annex location. Additionally, Franchisees must have the financial and other resources necessary to construct and otherwise establish each of their franchised Kidville locations, which requires a substantial capital investment.
Little Maestros Media, LLC
          Kidville, together with its affiliate, Little Maestros Media, LLC, is in the early stages of developing media products based on Kidville and Little Maestros classes. Development is anticipated to involve a variety of media formats, including television and books, among others. Accordingly, Little Maestros Media, LLC has executed a record deal with Warner Music Group’s Kid Rhino label, pursuant to which three CDs under the name “Kidville Presents ... Little Maestros” have been released.
Classes, Kidville University and Camp Kidville
          Kidville offers enrichment classes for children newborn to five years of age in categories such as Music & Dance, Gym, Art and Enrichment, in addition to our Pre-School Alternative program, Kidville University (“KVU”), and our Camp Kidville program. All classes use proprietary lesson plans, detailing all activities, timing, props, supplies and early childhood developmental benefits. All classes, except for KVU and Camp, meet once per week for 45 or 60 minutes. KVU meets two or three days per week for two hours per day. Camp meets two, three or five days per week for 1.5 hours, 2 hours or 3 hours, depending on the age group. The majority of children who attend Kidville classes do so with a parent or caregiver.

          The design foundation for Kidville’s interior space includes fun and familiar geometric shapes. The vibrantly colored design elements encourage exploration and guide children intuitively throughout the space.
          Kidville runs three, 16-week semesters during the year: Winter, Spring/Summer and Fall. Silver membership is free with enrollment in any class, while upgrades to Gold, Platinum and Diamond memberships are available for an additional fee. All four tiers of membership last for one year and offer benefits, including discounts at Kidville Boutiques and Kidville Salons, discounts on Kidville birthday parties and complimentary playspace passes.
Birthday Parties, Other Activities and Retail
          Kidville offers “one-stop-shop” birthday parties for children up to age 9 for both Kidville members and non-members. The Kidville Birthday Party Department tailors each party to the client’s vision and executes every detail of the party, including, but not limited to, ordering the cake, setting up the space, entertaining the children, putting together party favors, cleaning up the space and creating a hassle-free experience for its clients. Clients choose from two party packages, Kidville Birthday Party or Big Blowout Birthday Party, and then choose from one of 18 different themes, such as “Jumpin’ Gym Party”, “Treasure Hunt Party” and “Sizzling Spectacular Science Party”, and any party add-ons, such as performances by Little Maestros, a jumpy castle, a face painter and a balloon artist.
          Additionally, Kidville offers other services for families with young children. For a few hours each weekday, Kidville converts one of its gyms into an indoor playspace, housing top-of-the-line child-sized gym equipment, which is designed to enhance safety. The playspace is open to members and guests accompanied by members. Kidville Boutiques operate at select Kidville locations and offer a unique collection of clothes, toys, books and “Kidville Presents...Little Maestros” CDs. Kidville members are able to shop both before and after classes for gifts and items they need for their families. Kidville Salons operate at select Kidville locations, where Kidville’s staff strives to make time in the styling chair fun and easy for kids, as they sit back and relax with DVDs or toys. In Kidville’s Sit and Snack area, grown-ups can enjoy a snack with their children.
          Throughout the year, Kidville hosts member events, similar to carnivals, such as the annual Halloween Bash and annual Spring Fling, as well as concerts and seminars. The cost of attending Kidville’s special events decreases with each successive level of Kidville membership. Additionally, Kidville participates in street fairs, charity events and other community functions.
Technology, Training and Customer Service
          Kidville’s website and proprietary membership systems allow Kidville to operate easily and efficiently. We have extensively developed our information systems, based on proprietary code, which give us the ability to effectively execute essential tasks such as registering members in classes, tracking attendance and scheduling make-ups, as well as allow us to optimize programming functions such as scheduling and enrollment in order to maximize profitability. In addition, Kidville’s membership system helps us provide a secure space for members via Kidville’s photo identification, which is used for member check-in.
          Kidville’s extensive proprietary operating systems enable it to provide exceptional customer service to its members, birthday guests and retail customers in a cost-effective manner, and all Kidville employees receive comprehensive training through Kidville’s proprietary training programs. Service and cleanliness are priorities at Kidville, where stroller check staff park members’ strollers and baby-baggage, the maintenance staff cleans around the clock and managers are on-site at all times while the facilities are open.
Marketing
          Kidville’s proprietary marketing materials include a high-end, magazine-like Program Guide, which is central to its marketing strategy. The Kidville Program Guide comes out three times per year, corresponding to each of Kidville’s semesters, and details all of Kidville’s offerings and services along with the schedule for the upcoming semester. Additionally, Kidville engages in local “guerilla marketing” events (e.g. street fairs) and creates partnerships with local parenting groups. Kidville participates in charity events by providing music and art tables, as well as donating Kidville gift certificates for raffles and silent auctions. Kidville utilizes both a national and local public relations strategy that has generated articles in over 100 periodicals nationwide, including the Wall Street Journal and The New York Times, and appearances on CNBC and network television. Kidville also advertises in local, family-oriented publications.
          Kidville has participated in events for organizations like the Elizabeth Glaser Pediatric AIDS Foundation, The American Museum of Natural History and The Albert Einstein College of Medicine. By participating in these events, Kidville is able to raise awareness about its programs while helping to raise money and awareness for non-profit organizations.
          Additionally, via Kidville’s exclusive license with Little Maestros, Kidville sells Little Maestros classes to non-competing facilities to service families that do not live in areas near Kidville locations.
Competition
          The market for competing services for children newborn through five-year olds is significantly fragmented, consisting of “mom & pop” locations, local religious organizations, community centers and singularly-focused franchised national brands like Music Together and Little Gym, as well as Gymboree, which focuses primarily on retail clothing sales, though it operates Gymboree Play and Music centers. These competitors typically have a smaller footprint than Kidville’s Annex locations. The principal factors of competition for services such as Kidville’s include quality of programming and products, facility design, customer service, staff training and pricing.
          The Kidville concept serves several basic needs of families with young children:
          One Stop Shopping: Kidville consolidates all types of classes, including Gym, Music, Dance, Enrichment, Art and Pre-School Alternative under one roof so parents and other caregivers do not have to travel from place to place.
          Additional Services: Kidville offers members additional services, including a boutique, indoor playground and birthday parties. These services provide members with a variety of things to do with friends and family before and after classes. Throughout the year, Kidville holds member events, such as concerts and seminars. Kidville also offers stroller check services, where stroller check staff parks members’ strollers and baby-baggage.
          Clean, Safe & Secure: Kidville is an extremely clean and secure facility. Maintenance staff is stationed on each floor, keeping the facility immaculately clean throughout the day, and Kidville’s security systems include a photo identification membership check-in system, ensuring that only members have access to Kidville’s restricted areas. Managers are always on-site while the facilities are open.
Government Regulation
          Kidville is not a day-care facility and is not subject to the regulations governing such facilities. The majority of children who attend Kidville classes do so with a parent or caregiver. In some jurisdictions, Kidville obtains camp licenses in connection with its summer camp programs. As a franchisor, we are subject to various federal and state laws and regulations applicable to franchising.
Employees
          Kidville presently employs 44 full time staff members and approximately 100 part time staff members.
          Before joining the Kidville team, all prospective staff members are required to go through a series of extensive interviews with peer-level and higher-level management. Prospective Kidville teachers must additionally audition with a member of Kidville’s Early Childhood Development department, ensuring that each prospective Kidville teacher is observed in a classroom environment prior to becoming a Kidville teacher. We complete reference checks and employee screening background checks on prospective Kidville staff members and teachers prior to the start of employment.
Properties
          Kidville presently has five Kidville locations operating in New York, and it has locations anticipated to open in Maryland in 2008 and Nevada in 2009. Additionally, Kidville expects that its first franchise locations will open in Texas in 2009. Kidville’s corporate offices are located in New York City.
Item 1A. Risk Factors.
          An investment in our company involves a significant level of risk. You should carefully consider the risks described below, together with all of the other information in this Current Report on Form 8-K, including all Form 10 information. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business. If any of the following risks actually occur, our business, financial condition and results of operations could suffer, and the trading price of our common stock could decline.
Risks Related to Our Business
          We have a history of operating losses, and we do not expect to become profitable in the near future.
          We have a limited operating history, and we have incurred losses since our inception. Our ability to achieve positive cash flow and profitability depends on our ability to generate and grow revenue while incurring reasonable expenses. We had a net loss of approximately $1.8 million and $1.3 million for the years ended December 31, 2007 and 2006, respectively. Our ability to increase revenue depends on, among other things, our ability to increase sales of our products and services, which may require increased capital, marketing, general and other expenditures that may initially negatively impact profitability.
          The growth of our business may be adversely affected if we do not implement our growth strategies successfully, which would have a material adverse effect on our business, results of operation and financial condition.
          Our ability to grow in the future will depend upon a number of factors, including our ability to maintain high quality services and programs, develop and expand new and existing classes, services and programs and hire and train qualified personnel. Our continued growth depends, to a significant degree, on our ability to successfully implement our long-term growth strategies. Our strategies include the opening of new locations in selected markets and the remodeling, expansion and upgrading of our existing facilities. The opening and success of new locations is dependent on various factors, including the availability of suitable sites, the negotiation of acceptable lease terms for such locations, the ability to meet construction schedules, our ability to manage such expansion and hire and train personnel to manage the new locations and general economic and business conditions.
          Our ability to successfully open locations or remodel, expand or upgrade our existing locations will also depend upon the availability of sufficient capital for such purposes, including operating cash flow and our ability to raise additional capital through debt financing, equity financing or a combination thereof. There can be no assurance that we will be successful in opening and operating additional locations on a timely or profitable basis, and there can be no assurance that we will successfully remodel, expand or upgrade our current locations. Our growth is also dependent on our ability to continually evolve and update our business model to anticipate and respond to changing customer needs and competitive conditions. There can be no assurance that we will be able to successfully anticipate changes in competitive conditions or customer needs or that the market will accept our business model.
          Additionally, our growth strategy depends on our ability to attract new Franchisees in new markets and the ability of these Franchisees to open and profitably operate new locations. Delays or failures in opening new franchised locations could adversely affect our planned growth. Our Franchisees face similar challenges in opening and expanding their Kidville Franchises as we do in opening, expanding and upgrading our Kidville-owned locations. Difficulties faced by our Franchisees in successfully opening and operating their Kidville franchise locations may adversely impact our growth strategy and our franchise revenues.
          There can be no assurance that we will successfully manage our expanding operations effectively or that we will be able to maintain or accelerate our growth. If we encounter greater than anticipated difficulties in implementing our expansion plans, then it may be necessary to take additional actions, which could divert management’s attention and strain our operational and financial resources. We may not successfully address any or all of these challenges, and our failure to do so would adversely affect our business plan and results from operations, our ability to raise additional capital and our ability to achieve enhanced profitability.
          Our growth will require additional resources and may require that we implement new operational systems and internal controls, the cost of which may adversely affect our results from operations.
          As our business develops and expands, we may need to implement enhanced operational and financial systems and may require additional management, employees, operational and financial resources. Failure to implement such systems successfully and to obtain and use such resources effectively could have a material adverse effect on our expansion and results from operations.
          Our ability to increase revenues and operating cash flow over time depends, in part, on our success in attracting Franchisees, successfully integrating them into our operations and achieving operational maturity represented by stable revenues and cash flow.
          Our ability to increase our revenues and operating cash flows through the expansion of our franchise operations depends in part on our ability to find appropriate Franchise partners, who have the financial resources to successfully open and operate a Kidville location. Our Franchisees face similar challenges in opening and expanding their Kidville Franchises as we do in opening, expanding and upgrading our Kidville-owned locations. Difficulties faced by our Franchisees in successfully opening and operating their Kidville Franchise locations may adversely impact our growth strategy and our franchise revenues. Additionally, financial difficulties faced by our Franchisees, or poor management by our Franchisees, may lead to the poor-upkeep or eventual closing of franchised Kidville locations, which could materially and adversely impact our business, financial condition and results from operations, as well as consumers’ perception of Kidville generally.
          We may not be able to find suitable locations for new franchises, which would adversely affect our expansion efforts.
          Acceptable franchise opportunities and appropriate sites for our expansion may not be available. The availability and price of sites and franchise opportunities could be adversely impacted by the expansion activities of our competitors. In addition, the financial resources of our Franchisees may be inadequate to obtain appropriate sites for Kidville locations. If we are unable to successfully expand our franchise operations into new areas, then our growth and results from operations would be adversely affected.
          We are subject to government regulation, which may adversely affect our ability to expand our franchise operations.
          As a franchisor, we are subject to various laws and regulations in the franchising area. Fifteen states and the Federal Trade Commission impose pre-sale franchise registration and/or disclosure requirements on franchisors. Many state business opportunity laws also might apply to our franchising activities, depending on certain aspects of our franchise offering, and require filings and disclosure. Lastly, a number of states have statutes which regulate substantive aspects of the franchisor-franchisee relationship, such as termination, nonrenewal, transfer, discrimination among franchisees and competition with franchisees. Future legislation at the federal and state levels could expand pre-sale disclosure requirements, further regulate substantive aspects of the franchisee-franchisor relationship and/or require us to file our franchise disclosure documents with additional states, all of which could impose costs or other burdens on us that could have a material adverse impact on our operations. State and local franchising regulations may also require us to incur material expenditures in connection with the expansion of our franchising operations. Additionally, our franchising activities are impacted by other laws applicable to businesses generally. The foregoing regulations may adversely affect our ability to expand our franchise operations, which would have a material adverse effect on our business and results from operations.
          Because our operating results are tied, in part, to the success of our franchised locations, the failure of such locations could adversely affect our operating results.
          Our revenues will include royalty fees received from Kidville Franchisees based on the gross sales of their Kidville Hubs and Annexes. Therefore, our future revenues will be impacted by the gross sales of Kidville Franchisees and the number of locations they operate. Notwithstanding that our revenue from the operation of Kidville franchise locations derives from our Franchisees’ gross sales rather than profit, we believe that the profitability of Kidville franchise locations is key to our ability to attract new Franchisees. Moreover, if our Franchisees cannot operate profitably, then they will not be able to sustain operations over time. Therefore, our Franchisees’ inability to generate sufficient revenues and achieve profitability from their locations would materially and adversely affect our business, revenues and results from operations.
          Significant competition in our industry could adversely affect our results from operations.
          We compete for enrollment in our classes and use of our locations in a highly fragmented market. For enrollment, we compete with other early childhood development classes, schools and children’s indoor playspaces, including competitors such as the YMCA, Gymboree, Little Gym, Music together, My Gym and Kindermusik. Substitutes for children’s indoor playspaces, such as public parks and playgrounds, can also represent lower cost alternatives to our services. Our industry is affected by general and local economic conditions, demographic trends and consumer tastes. Our management believes that our ability to compete successfully depends on a number of factors, including quality of instruction, diversity of classes, quality of care, site convenience and cost. We are often at a price disadvantage to our competition, who may have access to greater financial resources than we do, have greater name recognition or lower operating costs. Therefore, there can be no assurance that we will be able to compete successfully against current and future competitors. We compete with other organizations that vary in size, scope, business objectives and financial resources. The performance of individual Kidville centers may be affected by a variety of factors such as the location of competing facilities, increased labor and employee benefit costs and the availability of experienced management and hourly employees. Our inability to compete successfully could have a material adverse effect on our business, financial condition and results from operations.
          We depend greatly on key management and key employees to manage our business, the loss of whom may have a material adverse effect on our business.
          Our success is highly dependent on the efforts, abilities and continued service of our executive officers and other key employees. We believe that our future success will depend upon our ability to continue to attract, motivate and retain highly-skilled managerial, sales and marketing, divisional, regional and early childhood development teachers and specialists. The loss of certain key employees, particularly either of two of our main co-founders, Andy Stenzler and Shari Misher Stenzler, or our inability to continue to attract and retain other qualified key employees could have a material adverse effect on our growth, operations and financial position.
          Our business depends largely on our ability to hire and retain qualified instructors and specialists.
          We may experience difficulty in attracting, hiring, and retaining qualified instructors, which may require us to offer increased salaries and enhanced benefits. Difficulties in hiring and retaining qualified personnel may affect our ability to meet growth objectives and to take advantage of additional enrollment opportunities at our centers. In addition, employee organization efforts could negatively affect the Company.
          Changes in general economic conditions, particularly those impacting consumer spending, could negatively affect our operating results and financial condition.
          Our financial performance is sensitive to changes in overall economic conditions that impact consumer spending, particularly discretionary spending. Economic conditions negatively affecting disposable consumer income, such as the current downturn in the housing and home mortgage markets, the current recessionary environment, lower employment levels, increased consumer debt levels and rising interest rates, could reduce consumer spending or cause consumers to shift their spending to other services and products, which could have a material adverse effect on our growth, sales and profitability.
          Should the U.S. economy enter a period of prolonged weakness, our customers may reduce or eliminate their use of our classes and other services, and prospective clients may decide not to use our classes or other services or purchase our products. Our revenue depends on the number of children enrolled in our classes, the number of birthday parties and other events scheduled by our customers, the sales of our retail products in our boutiques and the overall patronage of our salons. A deterioration in general economic conditions may adversely impact the demand for our products and services and our ability to increase our prices commensurately with increases in our operating costs, which may have a material adverse effect on our financial condition and results from operations.
          The Company may not be able to obtain and maintain adequate insurance at a reasonable cost, or at all, which may have a material adverse effect on our business, financial condition and results from operations.
          We currently maintain the following major types of commercial insurance policies: workers’ compensation, commercial general liability (including coverage for sexual and physical abuse), professional liability, automobile liability, excess “umbrella” liability, commercial property coverage, child accident coverage, employment practices liability and directors’ and officers’ liability. These policies provide for a variety of coverages and are subject to various limitations, exclusions and deductibles. To date, we have been able to obtain insurance in amounts we believe to be appropriate. There can be no assurance, however, that such insurance, particularly coverage for sexual and physical abuse, will continue to be readily available to us in the form or amounts we have been able to obtain in the past or that our insurance premiums will not materially increase in the future as a consequence of conditions in the insurance business or in the child care industry or as a result of insurance claims we may make in the future. If we are unable to obtain adequate insurance at a reasonable cost, or at all, we may experience a material adverse effect on our business, financial condition and results from operations.
          Adverse publicity could impact the demand for our services and products, which may have a material adverse effect on our business, financial condition and results from operations.
          Adverse publicity concerning reported incidents of child abuse, injury or illness at any early childhood development center or children’s indoor playspace facility, whether or not directly relating to or involving us, could result in decreased enrollment at our locations, termination of existing corporate relationships or our inability to attract new clients and corporate relationships. Additionally, such reported incidents may cause our insurance providers to increase policy premiums. All of the foregoing could adversely affect our business, financial condition and results from operations.
          A regional or global health pandemic could severely disrupt our business.
          A health pandemic is a disease that spreads rapidly and widely by infection and affects many individuals in an area or population simultaneously. If a regional or global health pandemic were to occur, depending upon its duration and severity, our business could be severely and negatively affected. Enrollment in our centers could experience sharp declines if parents avoid taking their children out in public in the event of a health pandemic, and local, regional or national governments might limit or ban public interactions to halt or delay the spread of disease, causing business disruptions and the temporary closure of our centers. Additionally, a health pandemic could also impair our ability to hire and maintain an adequate number of staff. The impact of a health pandemic on Kidville might be disproportionately greater than on other companies that depend less on the interaction of people for the sale of their products and services.

          We may face litigation risks from current and former customers, Franchisees, employees, equityholders, and other third parties in the ordinary course of business through private actions, class actions, administrative proceedings, regulatory actions or other litigation.
          The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. The cost to defend future litigation may be significant. There may also be adverse publicity associated with litigation that could decrease customer acceptance of our offerings, regardless of whether the allegations are valid or whether we are ultimately found liable.
          We are continually subject to risks from litigation and regulatory action regarding advertising to our market of children between the ages of newborn and five-years olds.
          Under certain circumstances plaintiffs may file certain types of claims that may not be covered by insurance. In some cases, plaintiffs may seek punitive damages which may not be covered by insurance. Any litigation the Company faces could have a material adverse effect on the Company’s business, financial condition and results from operations.
          Because of the nature of its business, the Company expects that in the future it may be subject to claims and litigation alleging negligence, inadequate supervision and other grounds for liability arising from injuries or other harm to the people it serves, primarily children. In addition, claimants may seek damages from the Company for child abuse, sexual abuse and other acts allegedly committed by Company employees. There can be no assurance that lawsuits will not be filed, that our insurance will be adequate to cover liabilities resulting from any claim or that any such claim or the publicity resulting from it will not have a material adverse effect on our business, results from operations and financial condition including, without limitation, adverse effects caused by increased cost or decreased availability of insurance and decreased demand for our services from parents.
Risks Related to Ownership of our Common Stock
          The market price of our common stock may fluctuate significantly, and investors in our common stock may lose all or a part of their investment.
          The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:
•	the announcement of new services or service enhancements by us or our competitors;

•	developments concerning regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if our common stock is covered by analysts;

•	the results of lawsuits;

•	future issuances of common stock or other securities;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•	general market conditions and other factors, including factors unrelated to our operating performance.

          Further, the equity markets in general have recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility of our common stock might be worse if the trading volume of our common stock is low.
          Some or all of the “restricted” shares of our common stock issued to former Members of Kidville in connection with the Merger or held by other of our stockholders may be offered from time to time in the open market pursuant to an effective registration statement or Rule 144, and these sales may have a depressive effect on the price of our common stock.
          Trading of our common stock is limited, and trading restrictions imposed on us by applicable regulations and by lockup agreements we have entered into with our principal stockholders may further reduce our trading, making it difficult for our stockholders to sell their shares.
          Trading of our common stock is currently conducted on the OTCBB. The liquidity of our common stock is limited, not only in terms of the number of shares that can be bought and sold at a given price, but also as it may be adversely affected by delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us, if at all. Additionally, approximately 98% of our issued and outstanding shares of common stock are subject to lock-up agreements, which limit sales for a two-year period.
          The foregoing factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock. In addition, without a large public float, our common stock is less liquid than the stock of companies with broader public ownership, and, as a result, the trading price of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. We cannot predict the price at which our common stock will trade at any given time.
          We do not expect to pay dividends on our common stock, and investors will be able to receive cash in respect of their shares of our common stock only upon the sale of such shares.
          We have no intention in the foreseeable future to pay any cash dividends on our common stock. Therefore, an investor in our common stock may obtain an economic benefit from the common stock only after an increase in its trading price and only then by selling the common stock.
          Because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.
          Our common stock may be a “penny stock” if, among other things, its price is below $5.00 per share, it is not listed on a national securities exchange or approved for quotation on the Nasdaq Stock Market or any other national stock exchange or it has not met certain net tangible asset or average revenue requirements. Broker-dealers that sell penny stock must provide purchasers of such stock with a standardized risk-disclosure document prepared by the Securities and Exchange Commission (“SEC”). This document provides information about penny stock and the nature and level of risks involved in investing in penny stock. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.
          If applicable, the penny stock rules may make it difficult for investors to sell their shares of our common stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stock, and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to publicly resell their shares of our common stock at times and prices that they feel are appropriate.
          Existing stockholders’ interest in us may be diluted by additional issuances of equity securities.
          We expect to issue additional equity securities to fund future expansion and pursuant to employee benefit plans. We may also issue additional equity for other purposes. These securities may have the same rights as our common stock or, alternatively, may have dividend, liquidation or other preferences to our common stock. The issuance of additional equity securities will dilute the holdings of existing stockholders and may reduce the share price of our common stock.
          Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in the best interests of our stockholders.
          As of the consummation of the Merger, our directors, executive officers and principal stockholders beneficially owned, in the aggregate, over 91% of our outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of our board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.
          Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.
          There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new regulations promulgated by the SEC and rules promulgated by AMEX, the other national securities exchanges and the NASDAQ. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Members of our board of directors and our Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified directors and executive officers, which could harm our business. If the actions we take in our efforts to comply with new or changed laws, regulations and standards differ from the actions intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

Item 2. Financial Information.
          The information required by this Item 2 of Form 10 for Longfoot was previously reported in its Annual Report on Form 10-KSB for the fiscal year ended September 30, 2007, filed with the SEC on November 26, 2007 and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2008, filed with the SEC on August 8, 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KIDVILLE
          The following discussion and analysis of Kidville’s financial condition and results of operations should be read in conjunction with the financial statements and the related notes and other information that are included elsewhere in this Current Report on Form 8-K. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as Kidville’s plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this Current Report on Form 8-K. Additionally, you should read the “Risk Factors” section of this Current Report on Form 8-K for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Introduction
          This management’s discussion and analysis of financial condition and results of operations is intended to provide investors with an understanding of Kidville’s financial condition, changes in financial condition and results of operations.
Overview
          On August 8, 2008, Longfoot consummated its acquisition of Kidville pursuant to the terms of the Merger Agreement. In accordance with the Merger Agreement, Kidville merged with and into Merger Sub, with Kidville as the surviving corporation and as a wholly-owned subsidiary of Longfoot.
          100% of the issued and outstanding interests in Kidville held by the former members of Kidville immediately preceding the Merger have been converted into the right to receive an aggregate of 88,677,421 shares of Longfoot common stock, par value $0.001 per share. The consolidation effected by the Merger will be accounted for as a reverse acquisition wherein Kidville will be treated as the acquirer for accounting purposes since it will control the combined enterprise.
          Kidville is the parent owner of all the membership interests in the following entities which comprise the Kidville group: (i) Kidville, NY, LLC, (ii) Kidville UWS, LLC, (iii) Kidville Media, LLC, (iv) Kidville Park Slope, LLC, (v) Kidville Tribeca, LLC, (vi) Kidville Entertainment, LLC, (vii) Kidville Franchise Company, LLC, (viii) Kidville Summerlin, LLC and (ix) Kidville DC, LLC.
          Business
          Kidville operates large upscale facilities that cater to newborns through five-year-olds and their families. Kidville offers a wide range of developmental classes such as Little Maestros, Run Wiggle Paint & Giggle, Big Muscles for Little Babies, Kidville Tumblers and Kidville University (Kidville’s Pre-School Alternative Program). Kidville also features an indoor playground, a retail boutique and the Kidville Salon. Silver Membership, the base level of membership, is free with enrollment in any Kidville class, while upgrades to Gold, Platinum and Diamond levels are also available. All four tiers of membership last for one year and offer benefits (which increase by tier), including complimentary playspace passes and discounts at Kidville Boutiques, Kidville Salons and Kidville birthday parties. Kidville also operates Kidville Annex locations that feature a selection of Kidville offerings.
          Kidville locations are either “Hubs” or “Annexes” and are located in either upscale metropolitan markets or high-density affluent suburbs. A standard Hub consists of approximately 12,500 square feet and an Annex consists of approximately 2,850 square feet. Annex locations are designed to bring select Kidville offerings into areas that will not support a Hub location, while benefiting from the administration and marketing support of the Hub operations.

          In addition to company-owned locations, since October 2007, Kidville has provided franchise opportunities through its subsidiary, Kidville Franchise Company, LLC. The Franchise Company offers franchise opportunities to Franchisees, who are required to locate, lease or purchase, develop, maintain and operate a minimum of one Hub location and three Annex locations. In March 2008, Kidville entered into its first franchise arrangement, pursuant to which Dallas, Texas will become Kidville’s initial franchise market.
          Investment in Little Maestro Media LLC
          Kidville and Little Maestros, LLC are members of Little Maestros Media, LLC (“LMM”), with Kidville and Little Maestros, LLC holding, respectively, 33% and 67% of the issued and outstanding equity interests in LMM. LMM has been formed as a joint venture between Kidville and Little Maestros, LLC to develop media properties. Material decisions in respect of the operation and business of LMM generally require the affirmative consent of representatives of both Kidville and Little Maestros, LLC. Kidville is responsible for funding any losses incurred in excess of its equity investment. Little Maestros Media, LLC owns all the intellectual property developed by Little Maestros, LLC.
          Consulting, Administrative Services and Licensing Agreement
          In addition to the LMM joint venture, Kidville has an agreement with Little Maestros, LLC, which obtains its license from LMM, for the development of certain classes and the right to operate those classes (the “Consultancy Agreement”). The Consultancy Agreement, which is for a term of five years and expires on December 31, 2011, provides for a base consideration of $1,075,000 per year, payable in monthly installments. A copy of the Consultancy Agreement is attached as Exhibit 10.5 to this Current Report on Form 8-K.
          Kidville Franchises
          In addition to Kidville-owned locations, Kidville has provided franchise opportunities through one of its subsidiaries, Kidville Franchise Company, LLC (the “Franchise Company”), since October 2007. The Franchise Company offers franchise opportunities to interested participants (the “Franchisees”), who are required to locate, lease or purchase, develop, maintain and operate a minimum of one Hub location and three Annex locations. Franchisees provide all required Kidville services, sell Kidville products and are required to maintain administrative, staffing and training functions in accordance with operational guidelines.
          A Franchisee pays an initial franchise fee of $75,000 for a Kidville Hub location and $35,000 for each Kidville Annex location. Area developers pay $60,000 for each additional Kidville Hub location and $35,000 for each additional Kidville Annex location.
          In March 2008, Kidville entered into its first franchise arrangement, pursuant to which Dallas, Texas will become Kidville’s initial franchise market.
Critical Accounting Estimates and Policies
          This Management’s Discussion and Analysis of Financial Condition and Results of Operations discuses Kidville’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses for the reporting periods. On an ongoing basis, Kidville evaluates such estimates and judgments, including those described in greater detail below. Kidville bases its estimates on historical experience and on various other factors that Kidville believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

          Principles of Combination
          The combined financial statements include the accounts of Kidville, NY, LLC and its affiliates, which were affiliated through common ownership. All significant intercompany balances and transactions have been eliminated in combination.
          Revenues
          Kidville revenues are derived from providing early childhood development classes for children ranging from newborns to five-year-olds, an indoor playground, birthday parties, retail/boutique sales and salon services. Revenues are recognized as earned.
          Deferred Revenue
          Deferred revenue consists of fees for classes received in advance of the upcoming semesters. Each semester is sixteen weeks. Revenue is recognized over the term of the semester once it begins. Kidville has specific refund policies for its various classes and services.
          Inventories
          Inventories are stated at the lower of cost, determined by a weighted average valuation method, or market value and consist principally of children’s clothing, toys, games, food, beverages and birthday party items.
          Depreciation and Amortization
          Depreciation, including depreciation of assets held under capital leases, is computed primarily using the straight-line method over the estimated useful asset lives of five to seven years. Leasehold improvements are amortized using the straight-line method over the term of the leases or estimated useful lives, whichever is shorter.
          Software and Website Development Costs
          Software and website development costs are capitalized in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, and are amortized using the straight-line method based on an estimated useful life of three years.
          Impairment of Long-Lived Assets
          Kidville periodically reviews the carrying value of its long-lived assets in relation to historical results, as well as management’s best estimate of future trends, events and overall business climate. If such reviews indicate an issue as to whether the carrying value of such assets may not be recoverable, Kidville will then estimate the future cash flows generated by such assets (undiscounted and without interest charges). If such future cash flows are insufficient to recover the carrying amount of the assets, then impairment is triggered, and the carrying value of any impaired assets would then be reduced to fair value.
          Equity Investment
          Kidville uses the equity method to account for its investments with ownership between 20% and 50% when it does not exercise a controlling interest. Under the equity method, Kidville recognizes in earnings its proportionate share of the income or loss of the investee.
          Rent Expense
          The leases for Kidville’s facilities are classified as operating leases in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 13, “Accounting for Leases”. One of these provisions requires the recognition of scheduled rent increases and deferred rent concessions on a straight-line basis over the lease term.
          In accordance with SFAS No. 13, Kidville capitalizes its equipment leases.
          Advertising
          Kidville expenses the costs of general advertising, promotion and marketing programs at the time those costs are incurred.
          Recent Accounting Pronouncements
          In October 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. Financial Accounting Standard (“FAS”) 123(R)-5, Amendment of FSP FAS 123(R)-1, (“FSP FAS123(R)-5”) to address whether a change to an equity instrument in connection with an equity restructuring should be considered a modification for the purpose of applying FSP No. FAS 123(R)-1, Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under FAS Statement No 123(R) (“FSP FAS123(R)-1”). FSP FAS 123(R)-1 states that financial instruments issued to employees in exchange for past or future services are subject to the provisions of FAS 123(R) unless the terms of the award are modified when the holder is no longer an employee. In FSP FAS 123(R)-5, the FASB staff concluded that changes to the terms of an award that are made solely due to an equity restructuring are not considered modifications as described in FSP FAS 123(R)-1 unless the fair value of the award increases, anti-dilution provisions are added, or holders of the same class of equity instruments are treated unequally. FSP FAS 123(R)-5 is effective for the first reporting period beginning after October 10, 2006. The adoption of FSP FAS 123(R)-5 did not have a material impact on Kidville’s combined financial statements.
          In June 2007, the FASB ratified the consensus on Emerging Issues Task Force (“EITF”) Issue No. 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards (“EITF 06-11”). EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for non-vested equity-classified employee share-based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007 (fiscal year 2008 for the Company). The adoption is not expected to have a material impact on Kidville’s combined financial statements.
          In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. Kidville is currently evaluating the potential impact, if any, of the adoption of SFAS No. 141(R) on its consolidated results of operations and financial condition.
          In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. Kidville is currently evaluating the potential impact, if any, of the adoption of SFAS No. 160 on its consolidated results of operations and financial condition.
          In December 2007, the Emerging Issues Task Force (“EITF”) met and ratified EITF No. 07-01, “Accounting for Collaborative Arrangements” (“EITF 07-01”), in order to define collaborative arrangements and to establish reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. EITF 07-01 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. EITF 07-01 is to be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. Kidville is currently assessing the potential impact, if any, of the adoption of EITF 07-01 on its combined financial statements.
          In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”), an amendment of FASB 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS 161 is effective for financial statements for fiscal years and interim periods beginning after November 15, 2008 and is not expected to have an impact on Kidville’s condensed consolidated financial statements.
          In April 2008, the Financial Accounting Standards Board (“FASB”) posted FASB Staff Position (“FSP”) Financial Accounting Standard (“FAS”) 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (Revised 2007), Business Combinations, and other U.S. generally accepted accounting principles (“GAAP”). This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. Kidville is currently assessing the potential impact, if any, of the adoption of FSP FAS 142-3 on its combined financial statements.
          In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”). FAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles. FAS 162 directs the hierarchy to the entity, rather than the independent auditors, as the entity is responsible for selecting accounting principles for financial statements that are presented in conformity with generally accepted accounting principles. The Standard is effective 60 days following SEC approval of the Public Company Accounting Oversight Board (“PCAOB”) amendments to remove the hierarchy of generally accepted accounting principles from the auditing standards. FAS 162 is not expected to have an impact on Kidville’s combined financial statements.
          In June 2008, the FASB issued FSP EITF No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” Under the FSP, unvested share-based payment awards that contain rights to receive non-forfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing earnings per share. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Kidville does not expect the adoption of FSP EITF No. 03-6-1 to have a material effect on Kidville’s combined financial statements.
Discussion of Operating Results
          The following discussion of Kidville’s operating results explains material changes in Kidville’s results of operations for the three months ended March 31, 2008 and year ended December 31, 2007 compared to their respective prior period. The discussion should be read in conjunction with the financial statements and related notes and pro forma financial information included elsewhere in this Current Report on Form 8-K.
          Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007
          Revenues
          Kidville’s revenues for the three months ended March 31, 2008 increased to $3.2 million from $2.8 million for the three months ended March 31, 2007. The increase in revenue is a result of the two Annex locations that opened during the third quarter of 2007.

          Operating Expenses
          Operating expenses increased to $2.1 million for the three months ended March 31, 2008 from $1.6 million for the three months ended March 31, 2007, an increase of $511,000. Operating expenses as a percentage of sales increased 8% to 67% for the three months ended March 31, 2008 from 59% for the three months ended March 31, 2007. The increase of operating expenses for the three months ended March 31, 2008 was primarily caused by the two new Annex locations that opened during the third quarter of 2007, which were still in early stages of operations during 2008.
          Cost of goods sold Expense
          Cost of goods sold expense from birthday parties, boutique and salon sales increased to $299,000 for the three months ended March 31, 2008 from $249,000 for the three months ended March 31, 2007, an increase of $50,000. The increase of cost of good sold expenses for the three months March 31, 2008 was primarily caused by an increase in locations.
          Selling, General and Administrative Expenses
          Selling, General and Administrative Expenses (“SG&A”) increased to $692,000 for the three months ended March 31, 2008 from $592,000 for three months ended March 31, 2007, an increase of $100,000. SG&A as a percentage of sales increased 0.4% to 21.8% from 21.4% for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007. Kidville’s increase in SG&A costs for the three months ended March 31, 2008 was primarily attributable to labor costs to support the increase in revenue and start up costs incurred related to the franchise business.
          Depreciation and Amortization Expense
          Depreciation and Amortization expense increased to $250,000 for the three months ended March 31, 2008 from $185,000 for the three months ended March 31, 2007, an increase of $65,000. The increase is due primarily to the acquisition of property and equipment for the two new Annex locations that opened during the third quarter of 2007.
          Interest Expense
          Interest expense increased to $59,000 for the three months ended March 31, 2008 from $42,000 for the three months ended March 31, 2007, an increase of $17,000, resulting from increased borrowings to open new locations.
          Income (loss) from equity investment
          Income (loss) from equity investment increased to an income of $234 for the three months ended March 31, 2008 from a loss of $11,900 for the three months ended March 31, 2007 as a result of Kidville’s investment in LMM.
          Year ended December 31, 2007 Compared to the Year ended December 31, 2006
          Revenues
          Kidville’s revenues for the year ended December 31, 2007 increased to $10.2 million from $6.4 million in the year ended December 31, 2006. The increase in revenue is a result of five operating locations at the end of 2007 as compared to two locations at the end of 2006.

          Operating Expenses
          Operating expenses increased to $7.3 million in the year ended December 31, 2007 from $5.4 million for the year ended December 31, 2006, an increase of $1.9 million. At the end of 2006, Kidville had two operating Hub locations, one of which started operations during 2006, and, during the third quarter of 2007, Kidville opened two new Annex locations. The increase of operating expenses for the year ended December 31, 2007 was primarily attributable to labor costs and various other operating expenses necessary to support the four operating locations at the end of 2007. Operating expenses as a percentage of sales decreased 13% to 71% for the year ended December 31, 2007 from 84% for the year ended December 31, 2006. The decrease of operating expenses as a percentage of sales is due to fixed costs included in operating expenses, which accommodates the increase in customers and locations but does not proportionally affect the increase in revenue.
          Costs of goods sold Expense
          Costs of goods sold expense from birthday parties, boutique and salon sales increased to $949,000 for the year ended December 31, 2007 from $626,000 for the year ended December 31, 2006, an increase of $323,000. The increase of cost of good sold for the year ended December 31, 2007 was primarily caused by a full year of operation of one of the Hub locations that opened during 2006, as well as one of the new Annex locations that opened during the third quarter of 2007.
          Selling, General and Administrative Expenses
          SG&A expenses increased to $2.8 million for the year ended December 31, 2007 from $1.1 million for the year ended December 31, 2006, an increase of $1.7 million. SG&A as a percentage of sales increased 10% to 27% from 17% for the year ended December 31, 2006. An increase of SG&A costs in the year ended December 31, 2007 was primarily attributable to payments due under the Consultancy Agreement Kidville entered into in 2007 and labor costs to support the increase in revenue.
          Depreciation and Amortization Expense
          Depreciation and Amortization expense increased to $818,000 for the year ended December 31, 2007 from $524,000 for the year ended December 31, 2006, an increase of $294,000. The increase is due primarily to the acquisition of property and equipment for the two new Annex locations that opened during the third quarter of 2007 and a full year of operations for the Hub location that opened during 2006.
          Interest Expense
          Interest expense increased to $208,000 for the year ended December 31, 2007 from $105,000 for the year ended December 31, 2006, an increase of $103,000, resulting primarily from increased borrowings to open new locations.
          Loss from equity investment
          Loss from equity investment increased to $48,000 for the year ended December 31, 2007 from $654 for the year ended December 31, 2006. The increase is a result of a larger loss from LMM in 2007.
Liquidity and Capital Resources
          At March 31 2008, Kidville had cash on hand of approximately $552,000. On May 19, 2008, Kidville entered into an agreement under which various investors agreed to purchase from Kidville, for total consideration of $10 million, membership interests in aggregate equal to 25% of the issued and outstanding membership interests in Kidville. On July 14, 2008, Kidville completed the sale of 25% of its issued and outstanding membership interests (the “Private Placement”). Kidville used approximately $3.3 million of the proceeds of such sale to retire its long-term debt and accrued interest and for the redemption of Series A Preferred units of Kidville Franchise Company, LLC. Kidville had cash and cash equivalents on hand at August 1, 2008 of approximately $6.0 million.

          Based on its current business plan, Kidville believes that its existing capital resources will be sufficient to meet working capital requirements through July 31, 2009. Kidville believes that it will have sufficient liquidity and capital resources to meet its future liquidity requirements. Kidville’s management bases such assessment on the following assumptions:
•	the ongoing capital expenditures associated with its businesses are modest and readily funded from its cash on hand; and

•	all significant short-term growth capital expenditure will be funded with cash on hand.
          Kidville may require additional working capital in the future. Kidville believes it will have access to additional sources of equity and debt financing but can provide no assurance that additional funds will be available, or, if available, on commercially acceptable terms or in a timely manner that will enable Kidville to continue its operations in the normal course.
          Cash Flow Summary for the three months ended March 31,
          (in thousands)

	2008	2007
Net cash provided by (used in):
Operating activities	$(520)	$(30)
Investing activities	(260)	(304)
Financing activities	729	184

Net decrease in cash	$(51)	$(150)

          Net cash used in operating activities was $520,000 for the three months ended March 31, 2008 compared to $30,000 for the three months ended March 31, 2007. This increase in net cash used is primarily due to the net loss resulting from labor costs necessary to support the increase in revenue and start up costs incurred related to the franchise business for the three months ended March 31, 2008. The increase in net cash used is also due to the changes in accounts payable that utilized $139,000 of cash flow for the three months ended March 31, 2008 as compared to providing $29,000 for the three months ended March 31, 2007.
          Net cash used in investing activities was reduced to $260,000 for the three months ended March 31, 2008 from $304,000 for the three months ended March 31, 2007. The decrease is primarily due to a reduction in capital expenditures.
          Net cash provided by financing activities was approximately $729,000 for the three months ended March 31, 2008 as compared to $184,000 for the three months ended March 31, 2007. The increase is primarily due to a capital contribution from a member of Kidville DC, LLC, a subsidiary of Kidville.
Off-Balance Sheet Arrangements
          Since our inception through March 31, 2008, we have not engaged in any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.
Item 3. Properties.
          Longfoot’s principal corporate office is located at 4400 Biscayne Blvd, Suite 950, Miami, Florida. Longfoot rents this space, approximately one thousand square feet, from Frost Real Estate Holdings, LLC which is a company controlled by Dr. Phillip Frost, who beneficially owns in excess of 5% of Longfoot’s issued and outstanding common stock. The Company does not expect to use this space following the Merger.

          Kidville’s locations are as follows:
      New York
•	Kidville’s Upper East Side Hub, located at 163 East 84th Street in New York City, additionally serves as Kidville’s corporate headquarters. Kidville leases this space, approximately 15,000 square feet, under the terms of a five-year lease, ending August 31, 2009, subject to Kidville’s option to exercise three, five-year extensions. The Company expects to use this location as the Company’s principal corporate office following the Merger.

•	Kidville’s Upper West Side Hub is located at 466 Columbus Avenue in New York City. Kidville leases this space, approximately 15,000 square feet, under the terms of a ten-year, two-month lease, ending December 31, 2015, subject to Kidville’s option to exercise two, five-year extensions.

•	Kidville’s Tribeca Annex is located at 200 Church Street in New York City. Kidville leases this space, approximately 3,300 square feet, under the terms of a ten-year lease, ending March 31, 2017.

•	Kidville’s Brooklyn Annex is located at 808 Union Street in Brooklyn, New York. Kidville leases this space, approximately 2,800 square feet, under the terms of a twelve-year lease, ending June 30, 2019.

•	Pursuant to Kidville’s agreement with Little Maestros, LLC, Kidville operates an Annex at 344 East 69th Street in New York City. This location is used primarily for the provision of Little Maestros music classes.
          We believe that our facilities are adequate for our current needs.
      Maryland
•	Kidville’s first Maryland location, a Kidville Hub, is anticipated to open in the fourth quarter of 2008 and will be located in the Congressional Plaza shopping center in Rockville, Maryland. Kidville leases this space, approximately 13,500 square feet, under the terms of a ten-year lease, subject to two, five-year extensions.
      Nevada
•	Kidville’s first Nevada location, a Kidville Hub, is anticipated to open in September, 2009 and will be located in The Village At Queensridge shopping center in Summerlin (Las Vegas), Nevada. Kidville leases this space, approximately 16,000 square feet, under the terms of a ten-year lease, subject to one ten-year extension.
Item 4. Security Ownership of Certain Beneficial Owners and Management.
          As of the closing date of the Merger, the following table sets forth information regarding the beneficial ownership of our common stock by:
•	Our Chief Executive Officer and our other executive officers, including those persons who served as our Chief Executive Officer during our fiscal year ended September 30, 2007 (collectively, the “Named Executive Officers”);

•	Each of our directors;

•	All of our directors and Named Executive Officers, collectively; and

•	Each person who is known by us to beneficially own more than 5% of our common stock.
          Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. All percentages have been calculated based upon 89,799,920 shares of our common stock issued and outstanding as of August 8, 2008, the closing date of the Merger.

			Percentage of
			Outstanding Common
Name and Address of Beneficial Owner	Number of Shares		Shares
Directors and Named Executive Officers:

Andy Stenzler, Chairman and Chief Executive Officer	41,056,511	(1)	45.7%
163 East 84th Street New York, NY 10028

Harry R. Harwood, Jr., President and Secretary	41,056,511	(2)	45.7%
163 East 84th Street New York, NY 10028

Shari Misher Stenzler, Chief Concept Officer	41,056,511	(1)	45.7%
163 East 84th Street New York, NY 10028

Gordon Hamm, Director	22,809,180	(3)	25.4%
770 Lexington Avenue New York, NY 10021

Sheldon Misher, Director		(4)	*
163 East 84th Street New York, NY 10028

Sarah Chapman, Director		(4)	*
770 Lexington Avenue New York, NY 10021

Steven D. Rubin, Director	106,638		*
4400 Biscayne Boulevard, Suite 1500 Miami, Florida 33137

Dr. Subbarao Uppaluri, Ph.D., Director	106,638		*
4400 Biscayne Boulevard, Suite 1500 Miami, Florida 33137

Michael Seid, Director		(4)	*
94 Mohegan Drive West Hartford, CT 06117

Glenn L. Halpryn (former President)	106,638	(5)	*
4400 Biscayne Boulevard, Suite 950 Miami, Florida 33137

Arthur Lyons (former President and CEO)	3,334		*
914 Westwood Blvd., Suite. 809 Los Angeles, California 90024

			Percentage of
			Outstanding Common
Name and Address of Beneficial Owner	Number of Shares		Shares
All Named Executive Officers and Directors as	64,188,939		71.5%
a Group (including former officers) (12 Persons)

Certain Beneficial Owners:

Dr. Phillip Frost	15,995,611	(6)	17.8%
4400 Biscayne Boulevard, Suite 1500 Miami, Florida 33137

Frost Gamma Investments Trust	15,995,611	(6)	17.8%
4400 Biscayne Boulevard, Suite 1500 Miami, Florida 33137

Stenzler Kidville, LLC	5,926,781		6.6%
163 East 84th Street New York, NY 10028

Stenzler Kidville UWS, LLC	4,525,916		5.0%
163 East 84th Street New York, NY 10028

Stenzler Kidville Franchise, LLC	28,673,115		31.9%
163 East 84th Street New York, NY 10028

Chapham, LLC	22,809,180		25.4%
770 Lexington Avenue New York, NY 10021

*	Less than 1%

(1)	Includes 5,926,781 shares held by Stenzler Kidville, LLC, 4,525,916 shares held by Stenzler Kidville UWS, LLC, 1,751,099 shares held by Stenzler Kidville Park Slope, LLC, 179,600 shares held by Stenzler Entertainment, LLC and 28,673,115 shares held by Stenzler Kidville Franchise, LLC (the foregoing limited liability companies, the “Stenzler Companies”). Mr. Stenzler and Mrs. Misher Stenzler each disclaim beneficial interest in the shares held by the Stenzler Companies except to the extent of any pecuniary interest therein.

(2)	Represents shares held by the Stenzler Companies, of which Mr. Harwood is a member. Mr. Harwood disclaims beneficial interest in the shares held by each of the Stenzler Companies except to the extent of his pecuniary interest therein.

(3)	Represents shares held by Chapham, LLC, in which Mr. Hamm has an indirect beneficial interest. Mr. Hamm disclaims beneficial ownership of all shares held by Chapham, LLC, except to the extent of his pecuniary interest therein.

(4)	In respect of their service on our board of directors and certain committees thereof, Mr. Misher and Ms. Chapman have each been granted 100,000 options to purchase our common stock, and Mr. Seid has been granted 120,000 options to purchase our common stock. All such options are subject to vesting provisions, and none vest prior to the one-year anniversary of the consummation of the Merger.

(5)	Includes 106,638 shares held by IVC Investors, LLLP. Mr. Halpryn disclaims beneficial interest in such shares except to the extent of his pecuniary interest therein.

(6)	Includes 15,995,611 shares of our common stock held by Frost Gamma Investments Trust. Dr. Phillip Frost is the trustee and Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma, Inc. and the sole stockholder of Frost Gamma, Inc. is Frost-Nevada Corporation, of which Dr. Frost is the sole shareholder.
Item 5. Directors and Executive Officers.
          The following table sets forth information concerning our executive officers and directors, including their ages, as of August 8, 2008:

Name	Age	Title
Andy Stenzler	40	Chairman and Chief Executive Officer
Harry R. Harwood, Jr.	36	President and Secretary
Shari Misher Stenzler	38	Chief Concept Officer
Gordon Hamm	45	Director
Sheldon Misher	67	Director
Sarah Chapman	29	Director
Steven D. Rubin	48	Director
Subbarao Uppaluri	58	Director
Michael Seid	57	Director
          Andy Stenzler, Chairman of the Board and Chief Executive Officer
          Mr. Stenzler, age 40, is a co-founder of Kidville and has served as its Chairman, Chief Executive Officer and managing member since its inception in 2003. Mr. Stenzler has been Longfoot’s Chairman of the Board and Chief Executive Officer since August 2008. Previously, Mr. Stenzler served as the Managing Partner of Solofts, a real estate company acquired by The Corcoran Group, from 2003 through 2004. Prior to Solofts, Mr. Stenzler spent nine years as co-founder, Chairman and Chief Executive Officer of Cosí Inc. Mr. Stenzler graduated from the University of Michigan with a Bachelors of Engineering Degree and from the Stern School of Business with a Masters of Business Administration. Andy Stenzler is married to Shari Misher Stenzler.
          Harry R. Harwood, Jr., President and Secretary
          Mr. Harwood, age 36, is a co-founder of Kidville and has served as its President since its inception in 2003. Mr. Harwood has served as President and Secretary of Longfoot since August 2008. Prior to joining Kidville, Mr. Harwood held many managerial positions with Cosí Inc. between 1995 and 2003, including its Director of Marketing. Mr. Harwood graduated from Middlebury College with a degree in Economics and Italian and will graduate from the Stern School of Business with a Masters in Business Administration in August 2008.
          Shari Misher Stenzler, Chief Concept Officer
          Mrs. Stenzler, age 38, is a co-founder of Kidville and serves as its Chief Concept Officer. Mrs. Stenzler has served as the Chief Concept Officer of Longfoot since August 2008. Mrs. Stenzler is the co-founder and, since its inception in 1999, has served as Chairman of London Misher Public Relations, a public relations firm specializing in brand development, special events and marketing for charitable organizations and corporations. Mrs. Stenzler is a member of the PBS Next Generation Media Advisory Board and the New York Board of Albert Einstein College of Medicine. She is also on the Board of the Center for Arts Education, which funds partnerships between public schools and community art organizations to develop arts education programs in New York City Public Schools. Mrs. Stenzler received a Bachelors of Science Degree from the S.I. Newhouse School of Communications at Syracuse University and a Masters in Film and Media from New York University. Shari Misher Stenzler is married to Andy Stenzler.

          Gordon Hamm, Director
          Mr. Hamm, age 45, is a co-founder of Kidville and has served as a manager since 2004. Mr. Hamm has served as a director of Longfoot since August 2008. Since 1996, Mr. Hamm has been a partner and CEO of Garage Management Corporation, a $150 million major parking/real estate company in Manhattan with over 70 locations. He is also a partner in various New York real estate ventures and restaurants. Mr. Hamm sits on the Board of Trustees for the Teamster Local 272 Pension and Welfare Fund and is a member of various coop boards in Manhattan. Mr. Hamm is also a vice president of the Metropolitan Parking Association of New York City and a Councilman in his home town of Ho-Ho-Kus. Mr. Hamm graduated from Bowling Green State University in 1987 with a BA in Computer Science and Business and now serves on the Board of Trustees of the Alumni Foundation and the National Fund Raising Campaign at Bowling Green State University.
          Sheldon Misher, Director
          Mr. Misher, age 67, has served as a manager of Kidville since June 2008, and he has been a director of Longfoot since August 2008. For the past five years, Mr. Misher has served as special counsel with the law firm, McCarter & English, LLP. Mr. Misher also serves as a director of Lifetime Brands (NASDAQ: LCUT), a leading resource for nationally branded kitchenware, tabletop and home décor products, located in Garden City, New York. Sheldon Misher is the father of Shari Misher Stenzler.
          Sarah Chapman, Director
          Ms. Chapman, age 29, has served as a manager of Kidville since June 2008 and has been associated with Kidville since its inception in 2003. Ms. Chapman has served as a director of Longfoot since August 2008. Since 2003, Ms. Chapman has held various positions with, and is presently an executive vice president of, the Chapman Group, a company that operates and invests in real estate and parking garages (GMC Parking), and in diversified enterprises in the United States and abroad. Ms. Chapman attended Spence School in Manhattan and received a degree in psychology from Bates College.
          Steven D. Rubin, Director
          Mr. Rubin, age 48, has served as a director of Longfoot since November 2007 and as a manager of Kidville since July 2008. Since May 2007, Mr. Rubin has served as Executive Vice President — Administration of OPKO Health, Inc. and a director of OPKO since February 2007. Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Prior to joining IVAX, Mr. Rubin was Senior Vice President, General Counsel and Secretary with privately-held Telergy, Inc., a provider of business telecommunications and diverse optical network solutions, from early 2000 to August 2001. In addition, he was with the Miami law firm of Stearns Weaver Miller Weissler Alhadeff & Sitterson from 1986 to 2000, in the Corporate and Securities Department. Mr. Rubin had been a shareholder of that firm since 1991 and a director since 1998. Mr. Rubin currently serves on the Boards of Directors of Dreams, Inc. (AMEX: DRJ), a vertically integrated sports licensing and products company, SafeStitch Medical, Inc. (OTCBB: SFES), a medical device company, Ideation Acquisition Corp. (AMEX: IDI.U), a special purpose acquisition company formed for the purpose of acquiring businesses in digital media, Modigene, Inc. (OTCBB: MODG), a development stage biopharmaceutical company and Neovasc, Inc. (TSX: NVC), a medical device company.
          Subbarao Uppaluri, Ph.D., Director
          Dr. Uppaluri, age 58, has served as a director of Longfoot since November 2007 and as a manager of Kidville since July 2008. Since May 2007, Dr. Uppaluri has served as Senior Vice President and Chief Financial Officer of OPKO Health, Inc. and was a director of OPKO from February 9, 2007 through March 27, 2007. Dr. Uppaluri served as the Vice President, Strategic Planning and Treasurer of IVAX from 1997 until December 2006. Before joining IVAX, from 1987 to August 1996, Dr. Uppaluri was Senior Vice President, Senior Financial Officer and Chief Investment Officer with Intercontinental Bank, a publicly traded commercial bank in Florida. In addition, he served in various positions, including Senior Vice President, Chief Investment Officer and Controller, at Peninsula Federal Savings & Loan Association, a publicly traded Florida S&L, from October 1983 to 1987. His prior employment, during 1974 to 1983, included engineering, marketing and research positions with multinational companies and research institutes in India and the United States. Dr. Uppaluri currently serves on the Board of Directors of Ideation Acquisition Corp. (AMEX: IDI.U), a special purpose acquisition company formed for the purpose of acquiring businesses in digital media.
          Michael Seid, Director
          Mr. Seid, age 57, has served as a director of Longfoot since August 2008 and as a manager of Kidville since July, 2008. In September 1987, Mr. Seid founded Michael H. Seid & Associates, LLC, formerly known as Growth Decisions), a leading domestic and international franchise advisory firm of which Mr. Seid is the managing director. Mr. Seid has over 25 years experience as a senior operations and financial executive or consultant for companies within the franchise, retail, restaurant, hospitality and service industries.
Item 6. Executive Compensation.
          The information required by Item 6 of Form 10 was previously reported by the Company in its Annual Report on Form 10-KSB for the fiscal year ended September 30, 2007, filed with the SEC on November 26, 2007. The foregoing previously reported information is supplemented as follows.
          Compensation Discussion and Analysis
          The primary goals of our board of directors with respect to executive compensation will be to attract and retain talented and dedicated executives, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to create incentives resulting in increased stockholder value. To achieve these goals, we plan to form a compensation committee to recommend to our board of directors executive compensation packages, generally comprising a mix of salary, discretionary bonus and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we intend to implement and maintain compensation plans that tie a substantial portion of our executives’ overall compensation to achievement of corporate goals.
Benchmarking of Cash and Equity Compensation
          We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. We may retain the services of third-party executive compensation specialists from time to time in connection with the establishment of cash and equity compensation and related policies and we intend to take into account input from other independent members of our board of directors and publicly available data relating to the compensation practices and policies of other companies within and outside our industry.
Elements of Compensation
          We will evaluate individual executive performance with a goal of setting compensation at levels the board of directors or any applicable committee thereof believes are comparable with executives in other companies of similar size and stage of development while taking into account our relative performance and our own strategic goals. Post-Merger, the compensation received by our executive officers is anticipated to consist of the following elements:
          Base Salary. Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within our industry.
          Discretionary Annual Bonus. In addition to base salaries, our compensation committee will have the authority to award discretionary annual bonuses to our executive officers. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and value-creating milestones.

          Long-Term Incentive Program. We believe that positive long-term performance is achieved through an ownership culture that encourages such performance through the use of stock and stock-based awards. We believe that the use of equity and equity-based awards offers the best approach to achieving our compensation goals. We have not adopted formal stock ownership guidelines.
          In connection with the Merger, and upon changing our name, our Board intends to adopt the 2008 Kidville Incentive Compensation Plan, which will then be subject to approval by our stockholders holding in excess of a majority of our issued and outstanding shares of common stock.
          Severance and Change-in-Control Benefits. None of our executive officers are presently entitled to severance or change of control benefits. We believe that severance and change-in-control benefits may become an essential element of our executive compensation package in the future and assist us in recruiting and retaining talented individuals.
          Restricted Stock Grants or Awards. We have not granted any restricted stock or restricted stock awards pursuant to our equity benefit plans to any of our executive officers. However, our compensation committee, in its discretion, may in the future elect to make such grants to our executive officers if it deems it advisable.
          Other Compensation. We intend to provide benefits and perquisites for our executive officers at levels comparable to those provided to other executive officers in our industry. Our compensation committee, in its discretion, may revise, amend or add to the benefits and perquisites of any executive officer as it deems it advisable and in the best interest of the Company and our stockholders.
Director Compensation
          We are currently considering the precise composition of our director compensation policy. We may adopt a policy of paying independent directors an annual retainer, stock options and a fee for attendance at board of directors and committee meetings. We anticipate reimbursing each director for reasonable travel expenses related to such director’s attendance at board of directors and committee meetings.
Item 7. Certain Relationships and Related Transactions, and Director Independence.
          Transactions with Related Persons
          The information required by Item 7 of Form 10 was previously reported by the Company in its Annual Report on Form 10-KSB for the fiscal year ended September 30, 2007, filed with the SEC on November 26, 2007. The foregoing previously reported information is supplemented as follows.
          On October 22, 2007, we entered into a Stock Purchase Agreement (the “SPA”) with the purchasers identified on Exhibit A to the SPA (the “Purchasers”), including Dr. Uppaluri and Mr. Rubin, each of whom serve on our board of directors, and Frost Gamma Investments Trust, which owns in excess of 5% of our issued and outstanding shares of common stock. Pursuant to the SPA, we agreed to sell to the Purchasers an aggregate of 51% of the outstanding post-reverse split shares of our common stock (the “SPA Shares”). The purchase price for the sale of the SPA Shares was set to be an amount equal to the net cash on hand as of the date of closing of the purchase of the Shares (the “Closing Date”), less any liabilities existing as of such date and the costs and expenses of this transaction.
          On November 28, 2007, we entered into a First Amendment to the SPA (the “First Amendment”) with the Purchasers and certain of our then principal stockholders, providing that the principal stockholders contribute an amount that would yield the Company a net amount equal to $50,000 at the Closing Date, and the Purchasers would be issued 1,698,382 shares of common stock. The closing occurred on November 28, 2007, at which time the Purchasers paid a total of $50,000 and were issued an aggregate of 1,698,382 shares of our common stock, representing approximately 51% of our then issued and outstanding common shares, of which 84,911 shares were issued to each of Mr. Rubin and Dr. Uppaluri and 1,222,713 were issued to Frost Gamma Investments Trust.

Certain principal stockholders contributed additional capital to the Company which, as of the Closing Date, left the Company with $100,000 in cash and no liabilities.
          We have previously reported the information regarding the SPA, the First Amendment and the transactions contemplated thereby on Forms 8-K filed with the SEC on October 25, 2007 and November 30, 2007. Additionally, the description of the Merger and the Merger Agreement contained in item 2.01 to this Current Report on Form 8-K is incorporated by reference in this Item 7.
          Kidville’s Upper East Side location in Manhattan, NY is leased from an entity that is partially owned by a partner in Chapham, LLC, a member of Kidville prior to the Merger, which now owns approximately 25% of Longfoot’s issued and outstanding common stock. Rent paid for the location was $623,588 and $551,922 for the years ended December 31, 2007 and 2006, respectively.
          Kidville incurred interest of $105,789 and $39,814 related to notes payable to affiliates and members for the years ended December 31, 2007 and 2006, respectively. The outstanding principal amounts together with all accrued interest thereon being approximately $2.7 million was repaid to the holders of such notes prior to the consummation of the Merger.
          Kidville intends to retain London Misher Public Relations, a company owned by Kidville’s Chief Concept Officer and spouse of Kidville’s Chief Executive Officer. It is anticipated that Kidville Franchisees will pay fees indirectly to London Misher Public Relations through such Franchisees’ contributions to the Franchise Brand Fund.
          Michael Seid & Associates, LLC (“MSA”), of which Michael Seid, one of our directors, is a principal member, has been retained by Kidville as a consultant in respect of the design and development of the Kidville franchise system. MSA has provided training to Kidville management and staff, developed with management the franchise operations manuals and assisted Kidville’s legal counsel with the preparation of certain franchise documentation. MSA provides consulting services on a time and material basis, and, since January 2007, the beginning of Kidville’s most recently completed fiscal year, MSA has been paid approximately $130,000 for its services, which includes a $25,000 retainer and $9,000 in reimbursable expenses. It is currently estimated that MSA will be paid between $50,000 and $75,000 in additional fees through December 31, 2008.
          Review, Approval or Ratification of Transactions with Related Persons
          Our board of directors conducts an appropriate review of and oversees all related-party transactions. We have not yet adopted formal standards in respect of the review and approval or ratification of related-party transactions; however, our board has conformed to the following standards: (i) all related-party transactions must be fair and reasonable to the Company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time authorized by the board, and (ii) all related-party transactions must be authorized, approved or ratified by the affirmative vote of a majority of the directors who have no interest, either directly or indirectly, in any such related party transaction.
          Director Independence
          Our board of directors has determined that (i) Mr. Gordon Hamm, Ms. Sarah Chapman, Mr. Michael Seid, Mr. Steven D. Rubin and Dr. Subbarao Uppaluri are “independent” as defined under Section 803A of the American Stock Exchange Company Guide and (ii) Messrs Stenzler and Misher are not “independent” directors under Section 803A. Our board of directors has made the aforementioned determinations notwithstanding that we do not presently have any securities listed on AMEX or any other national securities exchange or inter-dealer quotation system having requirements that a majority of our board be independent.
Item 8. Legal Proceedings.
          The Company is subject to various legal proceedings and claims arising in the ordinary course of business. Our management does not expect that the results of any such proceedings, either individually or in the aggregate, would have a material adverse effect on our financial position, results of operations or cash flows.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.
          Our common stock is quoted on the OTCBB under the symbol “LGFC.” Including the 88,677,421 shares of our common stock issuable in connection with the Merger, there are currently 89,799,920 shares of common stock outstanding. As of August 6, 2008, the last bid quoted for our common stock was $1.75 per share. All OTCBB quotations reproduced herein reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.
          The following table sets forth, for each quarter during the period commencing July 11, 2006 through August 6, 2008, the reported high and low bid prices of our common stock on the OTCBB. Prior to June 2006, there was no public trading market for our common stock, and available historical bid price data begins on July 11, 2006.

	Bid Price
	High	Low
2006
Fourth Quarter, ended September 30	2.40	1.53
2007
First Quarter, ended December 31	1.95	1.05
Second Quarter, ended March 31	2.55	1.20
Third Quarter, ended June 30	3.75	1.80
Fourth Quarter, ended September 30	4.80	3.15
2008
First Quarter, ended December 31	8.70	2.00
Second Quarter, ended March 31	2.25	1.10
Third Quarter, through August 6	1.75	1.10
          As of the close of business on August 7, 2008, there were approximately 70 holders of record of our common stock and an undetermined number of beneficial owners.
          We paid no cash dividends in respect of our common stock during our two most recent fiscal years, and we have no plans to pay any dividends or make any other distributions in the future.
Equity Compensation Plan Information
          We do not currently have any equity compensation plans; however, we intend to adopt a new equity compensation plan as soon as reasonably practicable, subject to approval by our stockholders.
Item 10. Recent Sales of Unregistered Securities
          Upon consummation of the Merger, 100% of the issued and outstanding membership interests in Kidville held by the former members of Kidville immediately preceding the Merger were converted into the right to receive an aggregate of 88,677,421 shares of our common stock, par value $0.001 per share (the “Shares”). We believe that the issuance of the Shares is exempt from registration under the Securities Act in accordance with Section 4(2) therein and Rule 506 of Regulation D promulgated thereunder.
          Additionally, we have engaged in the following sales of unregistered securities, each of which we believe was exempt from registration under the Securities Act in accordance with Section 4(2) therein:
•	Pursuant to the SPA, as amended, we issued a total of 1,698,382 shares of our common stock to four purchasers for an aggregate purchase price of $50,000;

•	Between January 10, 2007 and October 4, 2007 one of our stockholders advanced to us an aggregate of $150,000 for operating funds in accordance with an irrevocable funding agreement. The principal amount plus accrued interest were converted into 780,018 shares of our common stock at a conversion price of $0.1925 per share;

•	In July 2006, we issued 325,000 shares of common stock at a price of $0.25 per share to two individuals for services rendered to Longfoot as consultants; and

•	In September 2005 we issued 2,900,000 shares of common stock at a price of approximately $0.04 per share to five related parties for total proceeds of $107,408.
ITEM 11. Description of Registrant’s Securities to be Registered.
          We are authorized to issue up to 225,000,000 shares of our common stock, par value $0.001 per share, of which 89,799,920 shares are issued and outstanding as of August 8, 2008 (giving effect to the Merger and the transactions contemplated by the Merger Agreement). Our outstanding common stock is held of record by approximately 70 holders as of August 7, 2008. Additionally, we are authorized to issue up to 25,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding.
Common Stock
          Subject to the prior rights of the holders of any shares of preferred stock that may be issued in the future, the holders of our common stock are entitled to receive dividends from our funds legally available therefor when, and if declared by our board of directors, and are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon the liquidation, dissolution or winding-up of our affairs, subject to the liquidation preference, if any, of any then outstanding shares of preferred stock. Holders of our common stock do not have any preemptive, subscription, redemption or conversion rights. Holders of our common stock are entitled to one vote per share on all matters upon which they are entitled to vote at meetings of stockholders or upon actions taken by written consent pursuant to Delaware corporate law. The holders of our common stock do not have cumulative voting rights, which means that the holders of a plurality of the outstanding shares can elect all of our directors. All of the shares of our common stock currently issued and outstanding have been duly issued and are fully-paid and nonassessable. No dividends have been paid to holders of our common stock since our incorporation, and no cash dividends are anticipated to be declared or paid in the reasonably foreseeable future.
Preferred Stock
          Our board of directors has the authority, without further action by our stockholders, to issue preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. We presently have no series of preferred stock outstanding. We have no present plans to issue any other series or class of preferred stock.
Anti-Takeover Effects of Certain Provisions of Delaware Law and Certificate of Incorporation
          Delaware Statute.
          We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•	prior to such date, our board of directors approves either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans; or

•	on or after the date of the transaction that resulted in the stockholder becoming an interested stockholder, the business combination is approved by our board of directors and at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of our stockholders holding of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.
For purposes of Section 203, a “business combination” includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is generally a person who, together with affiliates and associates of such person:
•	owns 15% or more of outstanding voting stock; or

•	is an affiliate or associate of ours and was the owner of 15% or more of our outstanding voting stock at any time within the prior three years.
Certificate of Incorporation
As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, we could issue preferred stock quickly and easily, which could adversely affect the rights of holders of our common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.
ITEM 12. Indemnification of Directors and Officers.
Under certain circumstances, the DGCL provides for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. Additionally, our amended and restated certificate of incorporation provides that we shall indemnify and advance expenses on behalf of our officers and directors to the fullest extent permitted by law. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our amended and restated certificate of incorporation and to the relevant provisions contained in the DGCL.
In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.
The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and must not have been adjudged liable for negligence or misconduct.
Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. Additionally, applicable law provides that we may purchase and maintain insurance that protects our officers and directors against any liabilities incurred by them in connection with their service to the Company, and such a policy may be obtained by us.
An investor in our capital stock may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Currently, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 13. Financial Statements and Supplementary Data
The financial statements included in Item 9.01 of this Current Report on Form 8-K are incorporated by reference in this Item 13. Longfoot’s audited financial statements for its fiscal years ended September 30, 2007 and 2006 were previously reported by Longfoot in its Annual Report on Form 10-KSB for the fiscal year ended September 30, 2007, filed with the SEC on November 26, 2007. Longfoot’s unaudited interim financial statements required by this Item 13 were previously reported in its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2008, filed with the SEC on August 8, 2008.
ITEM 14. Changes in and Disagreements With Accountants on Accounting and Financial Disclosures
We have had no disagreements with our independent and registered public accounting firm on accounting and financial disclosure.
ITEM 15. Financial Statements and Exhibits
The disclosures set forth in Item 9.01 of this Current Report on Form 8-K are incorporated by reference in this Item 15. Longfoot’s audited financial statements for its fiscal years ended September 30, 2007 and 2006 were previously reported by Longfoot in its Annual Report on Form 10-KSB for the fiscal year ended September 30, 2007, filed with the SEC on November 26, 2007. Longfoot’s unaudited interim financial statements required by this Item 15 were previously reported in its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2008, filed with the SEC on August 8, 2008.
*****End of Form 10 Disclosures*****
Item 3.02. Unregistered Sales of Equity Securities.
The disclosure set forth in Item 2.01 of this Current Report on Form 8-K, including the Form 10 disclosures, is incorporated by reference in this Item 3.02.
Item 4.01 Changes in Registrant’s Certifying Accountant.
     Effective upon the closing of the Merger, upon recommendation and unanimous approval by our board of directors, we dismissed our independent registered certified public accounting firm, Farber Hass Hurley LLP (“Farber”), which we had previously engaged to audit our financial statements for our fiscal years ended September 30, 2007 and 2006. Neither of Farber’s reports on our financial statements for each of our past two years contained any adverse opinion or a disclaimer of an opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that Farber’s report for our fiscal year ended September 30, 2007 noted that the Company’s ability to continue as a going concern was dependent upon its ability to raise additional debt or equity financing. During the period beginning October 1, 2005 through the date of dismissal, we have had no disagreements with Farber on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
On August 8, 2008, we appointed Friedman LLP (“Friedman”) as our independent registered certified public accounting firm. During our fiscal years ended September 30, 2007 and 2006 and through August 8, 2008, neither the Company nor anyone acting on its behalf consulted with Friedman regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K), or a reportable event (as such term is described in Item 304(a)(1)(v) of Regulation S-K).
We have provided to Farber a copy of the disclosures in response to Item 304(a) of Regulation S-K, which are set forth in this Item 4.01, and we have requested and received a letter addressed to the SEC stating that it agrees with the statements contained in this Item 4.01, a copy of which is attached as Exhibit 16.1 to this Current Report on Form 8-K.
Item. 5.01. Changes in Control of Registrant.
The disclosure set forth in Item 2.01 of this Current Report on Form 8-K, including the Form 10 disclosures, is incorporated by reference in this Item 5.01.
To the Company’s knowledge, there are no arrangements or understandings among pre-Merger persons who controlled in excess of 50% of our then issued and outstanding voting securities nor among those post-Merger persons who control in excess of 50% of our currently issued and outstanding voting securities. Additionally, to the Company’s knowledge, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The disclosure set forth in Item 2.01 of this Current Report on Form 8-K, including the Form 10 disclosures, is incorporated by reference in this Item 5.02.
Effective upon consummation of the Merger: (i) the board increased the number of seats on the board from five to seven; (ii) Fernando L. Fernandez, Aaron A. Grunfeld and Glenn L. Halpryn resigned as directors; and (iii) in accordance with our bylaws, the remaining directors appointed Andy Stenzler, Gordon Hamm, Sheldon Misher, Sarah Chapman and Michael Seid to fill the vacancies created by the resignations and increase in number of seats on our board. Each of the new directors will hold office until the earlier of the next annual meeting of stockholders and the election and qualification of their successors or their earlier death, resignation or removal.
Additionally, effective upon consummation of the Merger, Glenn L. Halpryn resigned as President and Secretary, Alan Jay Weisberg resigned as Chief Financial Officer and our board of directors appointed the following persons to serve in the offices set forth across from their names:

Name	Title
Andy Stenzler	Chief Executive Officer
Harry R. Harwood, Jr.	President and Secretary
Shari Misher Stenzler	Chief Concept Officer
We are presently evaluating candidates for the position of Chief Financial Officer. Until such time as a suitable candidate is duly qualified and appointed by our board of directors to fill the office of Chief Financial Officer, Mr. Andrew R. Lesser, CPA, who, since October 2005, has served as Kidville’s Director of finance, will act as our Principal Financial Officer.
All officers, whether executive or non-executive, serve at the discretion of our board of directors.
Item 5.06. Change in Shell Company Status.
The disclosure set forth in Item 2.01 to this Current Report on Form 8-K, including the Form 10 disclosures, is incorporated by reference in this Item 5.06. As a result of the completion of the Merger, we believe we are no longer a “shell company” as that term is defined in Rule 12b-2 of the Exchange Act.
Item 9.01. Financial Statements and Exhibits.
(a) Financial statements of business acquired.
(b) Pro forma financial information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members
Kidville, NY, LLC and Affiliates
We have reviewed the accompanying combined balance sheets of Kidville, NY, LLC and Affiliates as of March 31, 2008 and 2007, and the related combined statements of operations, changes in members’ equity (deficiency) and cash flows for the three months then ended. These combined financial statements are the responsibility of the Companies’ management.
We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim combined financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.
/s/ Friedman LLP
New York, New York
July 16, 2008

KIDVILLE, NY, LLC AND AFFILIATES
COMBINED BALANCE SHEETS

	March 31,
	2008	2007

ASSETS
Current assets
Cash	$552,457	$488,261
Inventories	213,031	113,441
Due from members	8,394	42,605
Contribution receivable from member	452,000	—
Prepaid expenses and other current assets	510,123	568,196

Total current assets	1,736,005	1,212,503

Property and equipment — at cost, less accumulated depreciation and amortization	6,198,484	5,665,848
Software and website development costs — at cost, less accumulated amortization	219,308	11,990
Other assets	58,682	58,832

	$8,212,479	$6,949,173

LIABILITIES AND MEMBERS’ EQUITY (DEFICIENCY)
Current liabilities
Current maturities of long-term debt	$500,786	$45,406
Current maturities of capital lease obligations	20,916	22,582
Accounts payable	800,415	506,103
Accrued expenses and other current liabilities	669,761	365,795
Current portion of deferred revenue	2,635,619	2,243,743
Current portion of deferred rent	36,590	24,057

Total current liabilities	4,664,087	3,207,686

Long-term debt, less current maturities	2,122,483	1,860,043
Capital lease obligations, less current maturities	23,307	18,356
Deferred revenue, net of current portion	145,679	135,489
Deferred rent, net of current portion	1,307,686	1,186,152
Tenant security deposit payable	103,000	60,000
Excess of losses over equity investment	47,950	12,537

	8,414,192	6,480,263

Commitments and contingencies
Members’ equity (deficiency)	(201,713)	468,910

	$8,212,479	$6,949,173

See notes to combined financial statements and Report of Independent Registered Public Accounting Firm.

KIDVILLE, NY, LLC AND AFFILIATES
COMBINED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2008	2007

Revenues	$3,180,992	$2,760,147

Costs and expenses
Operating expenses	2,133,100	1,622,565
Cost of goods sold	299,386	249,276
Selling, general and administrative expenses	692,030	591,895
Depreciation and amortization	250,345	185,229

	3,374,861	2,648,965

Operating income (loss)	(193,869)	111,182

Interest income	145	1,815
Interest expense	(58,934)	(41,945)
Income (loss) from equity investment	234	(11,883)

Net income (loss)	$(252,424)	$59,169

See notes to combined financial statements and Report of Independent Registered Public Accounting Firm.

KIDVILLE, NY, LLC AND AFFILIATES
COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIENCY)

Members’ equity, January 1, 2007	$409,741
Net income	59,169

Members’ equity, March 31, 2007	$468,910

Members’ deficiency, January 1, 2008	$(1,149,289)
Contributions	1,200,000
Net loss	(252,424)

Members’ deficiency, March 31, 2008	$(201,713)

See notes to combined financial statements and Report of Independent Registered Public Accounting Firm.

KIDVILLE, NY, LLC AND AFFILIATES
COMBINED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2008	2007

Cash flows from operating activities
Net income (loss)	$(252,424)	$59,169
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	250,345	185,229
Deferred rent	22,480	(145)
Income (loss) from equity investment	(234)	11,883
Changes in assets and liabilities
Inventories	(24,931)	60,555
Prepaid expenses and other current assets	(104,627)	(225,716)
Other assets	4,510	(12,235)
Accounts payable	(139,373)	28,615
Accrued expenses and other current liabilities	141,705	185,862
Deferred revenue	(417,105)	(323,592)

Net cash used in operating activities	(519,654)	(30,375)

Cash flows from investing activities
Acquisition of property and equipment	(166,291)	(264,474)
Software and website development costs	(91,774)	—
Due from members	(2,371)	(39,236)

Net cash used in investing activities	(260,436)	(303,710)

Cash flows from financing activities
Proceeds from notes payable	—	200,000
Repayment of notes payable	(10,402)	(10,933)
Repayment of capital lease obligations	(8,289)	(4,824)
Contributions by members	748,000	—

Net cash provided by financing activities	729,309	184,243

Net decrease in cash	(50,781)	(149,842)
Cash, beginning of period	603,238	638,103

Cash, end of period	$552,457	$488,261

Supplemental cash flow disclosures
Interest expense	$20,774	$68,761
Noncash investing and financing activities
Acquisition of property and equipment financed by capital lease obligations	—	9,386
Unpaid additions to property and equipment included in accounts payable and accrued expenses	111,512	88,137
Unpaid additions to website and software costs included in accounts payable and accrued expenses	71,800	11,990
Contribution receivable from member	452,000	—
See notes to combined financial statements and Report of Independent Registered Public Accounting Firm.

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
1 — NATURE OF BUSINESS AND BASIS FOR PRESENTATION
Nature of Business
Kidville, NY, LLC and Affiliates (collectively, “Kidville”, the “Company”, “us” or “we”) operate large upscale facilities that cater to newborns through five-year-olds and their families. Kidville offers a wide range of developmental classes such as Little Maestros, Run Wiggle Paint & Giggle, Big Muscles for Little Babies, Kidville Tumblers, and Kidville University (Kidville’s Pre-School Alternative Program). Kidville also features an indoor playground, a retail boutique and the Kidville Salon. Silver Membership, the base level of membership, is free with enrollment in any Kidville class, while upgrades to Gold, Platinum and Diamond levels are also available. Kidville also operates Kidville Annex locations that feature a selection of Kidville offerings.
Basis for Presentation
The combined balance sheets as of March 31, 2008 and 2007, and the combined statements of operations, changes in members’ equity (deficiency) and cash flows for the three months then ended include the accounts of Kidville, NY, LLC, Kidville UWS, LLC, Kidville Park Slope, LLC, Kidville Tribeca, LLC, Kidville Entertainment, LLC, Kidville Media, LLC, Kidville Franchise Company, LLC, Kidville DC, LLC and Kidville Summerlin, LLC.
2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Actual results could differ from those estimates.
Revenues
The Company’s revenues are derived from providing early childhood development classes for children ranging from newborns to five-year-olds, an indoor playground, birthday parties, retail/boutique sales and salon services. Revenues are recognized as earned.
Deferred Revenue
Deferred revenue consists of fees for classes received in advance of the upcoming semesters. Each semester is four months. Revenue is recognized over the term of the semester once it begins. The Company has specific refund policies for the various classes or services. Management has determined that no accruals for refunds were required at March 31, 2008 and 2007.
Principles of Combination
The combined financial statements include the accounts of Kidville, NY, LLC and its affiliates, which are affiliated through common ownership. All significant intercompany balances and transactions have been eliminated in combination.

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Cash and Cash Equivalents
We consider all short-term investments with a maturity of three months or less from the date of purchase to be cash equivalents.
The Company’s cash and cash equivalents at times exceed federally insured limits. The Company manages risk by maintaining its accounts in major financial institutions which it believes are of high quality.
Inventories
Inventories are stated at the lower of cost, determined by a gross profit percentage valuation method, or market and consist principally of children’s clothing, toys, games, food, beverages and birthday party items.
Depreciation and Amortization
Depreciation, including depreciation of assets held under capital leases, is computed primarily using the straight-line method over the estimated useful asset lives of five to seven years. Leasehold improvements are amortized using the straight-line method over the term of the leases or estimated useful lives, whichever is shorter.
Software and Website Development Costs
Software and website development costs are capitalized in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” and are amortized using the straight-line method based on an estimated useful life of three years.
Deferred Financing Costs
Deferred financing costs are included in other assets and are amortized using the straight-line method over the term of the related debt. Amortization expense was $446 for each of the three months ended March 31, 2008 and 2007.
Impairment of Long-Lived Assets
We periodically review the carrying value of our long-lived assets in relation to historical results, as well as management’s best estimate of future trends, events and overall business climate. If such reviews indicate an issue as to whether the carrying value of such assets may not be recoverable, we will then estimate the future cash flows generated by such assets (undiscounted and without interest charges). If such future cash flows are insufficient to recover the carrying amount of the assets, then impairment is triggered and the carrying value of any impaired assets would then be reduced to fair value.

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Equity Investment
The Company uses the equity method to account for its investments with ownership between 20% and 50% when it does not exercise a controlling interest. Under the equity method, the Company recognizes in earnings its proportionate share of the income or loss of the investee. The Company has an investment of 33% in Little Maestros Media LLC with joint control, and the Company is responsible for funding any losses incurred in excess of its equity investment. The Company and Little Maestros LLC, both members of Little Maestros Media LLC, are in a joint venture to develop media properties.
Fair Value of Financial Instruments
Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value of Financial Instruments”, as amended, requires certain entities to disclose the fair value of specified financial instruments for which it is practicable to estimate that value. Except for the note payable to a member that bears interest at 1.98%, the carrying values of the notes payable and capital lease obligations approximate their fair values because their interest rates reflect the borrowing rates currently available to the Company for instruments with similar terms. It was impracticable to estimate the fair value of the note payable to a member that bears interest at 1.98%. There is no market for the Company’s equity method investment and it was impracticable to estimate its fair value.
Rent Expense
The leases for the Company’s facilities are classified as operating leases in accordance with the provisions of SFAS No. 13, “Accounting for Leases”. One of these provisions requires the recognition of scheduled rent increases and deferred rent concessions on a straight-line basis over the lease term. Included in rent expense is an adjustment to increase rent by $22,480 and decrease rent by $145 for the three months ended March 31, 2008 and 2007, respectively.
In accordance with SFAS No. 13, the Company capitalizes its equipment leases.
Advertising
We expense the costs of general advertising, promotion and marketing programs at the time those costs are incurred. Advertising expense was $91,372 and $66,730 for the three months ended March 31, 2008 and 2007, respectively.
Income Taxes
The Company is not a taxpaying entity for income tax purposes and, accordingly, no provision has been made for income taxes. The members’ allocable shares of the Company’s taxable income or loss are reportable on their income tax returns. The Company is subject to New York City unincorporated business tax.

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Presentation of Sales Taxes
The Company collects sales taxes from customers and remits them to the applicable taxing authority. The Company’s accounting policy is to exclude these taxes from revenues.
3 — PROPERTY AND EQUIPMENT
Property and equipment consist of:

	March 31,
	2008	2007

Equipment	$757,691	$565,739
Furniture and fixtures	656,944	601,593
Leasehold improvements	6,646,311	5,502,552

	8,060,946	6,669,884
Less — Accumulated depreciation and amortization	1,862,462	1,004,036

	$6,198,484	$5,665,848

Depreciation and amortization expense was $235,543 and $184,783 for the three months ended March 31, 2008 and 2007, respectively.
At March 31, 2008 and 2007, assets with a cost of approximately $109,000 and $78,000 and accumulated depreciation of approximately $40,000 and $21,000, respectively, were held under capital leases.
4 — SOFTWARE AND WEBSITE DEVELOPMENT COSTS
Software and website development costs consist of:

	March 31,
	2008	2007

Software	$11,990	$11,990
Website development costs	230,453	—

	242,443	11,990
Less — Accumulated amortization	23,135	—

	$219,308	$11,990

Amortization expense was $14,356 for the three months ended March 31, 2008.

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
5 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities are comprised of the following:

	March 31,
	2008	2007

Accrued interest	$173,681	$39,049
Accrued payroll	147,387	63,954
Sales tax payable	100,305	14,631
Other	248,388	248,161

	$669,761	$365,795

6 — LONG-TERM DEBT
Long-term debt consists of the following:

	March 31,
	2008	2007

Notes payable to members

Bears interest at 6.75% and matures on October 20, 2008 (a)	$450,000	$450,000

Bears interest at 8.25% and matures on October 20, 2009 (a)	500,000	500,000

Bears interest at 8.25% and matures on February 6, 2010 (a)	100,000	100,000

Bears interest at 8.25% and matures on February 14, 2010 (a)	322,500	100,000

Bears interest at 8.25% and matures on April 19, 2010 (a)	465,000	—

Bears interest at 1.98% and matures on January 1, 2010 (b)	100,000	100,000

Bears interest at 8.25% and matures on February 8, 2010 (b)	75,000	—

	2,012,500	1,250,000

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
6 — LONG-TERM DEBT (Continued)

	March 31,
	2008	2007

Small Business Administration loan payable, bears interest at prime plus 2.75%, adjusted on a quarterly basis, payable in 120 equal consecutive monthly installments of principal and interest, matures in February 2015, secured by Kidville UWS, LLC’s assets and guaranteed by certain members of Kidville	$610,769	$655,449

	2,623,269	1,905,449
Less — Current maturities	500,786	45,406

Long-term debt, less current maturities	$2,122,483	$1,860,043

(a)	These member loans are secured by a subordinated interest in the Company’s property and business and limited guarantees by two members.

(b)	These member loans are secured by a subordinated interest in the Company’s property and business.
Interest expense for the above loans was $55,659 and $39,278 for the three months ended March 31, 2008 and 2007, respectively.
Approximate maturities of long-term debt are as follows:

Year Ending
March 31,

2009	$501,000
2010	979,000
2011	704,000
2012	71,000
2013	79,000
Thereafter	289,000

$2,623,000

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
7 — CAPITAL LEASE OBLIGATIONS
The Company entered into various capital lease agreements during the three months ended March 31, 2008 and 2007. These equipment leases require monthly payments ranging from $78 to $1,303, including interest.
Future minimum payments required under these capital leases are as follows:

Year Ending
March 31,

2009	$29,274
2010	21,813
2011	5,449

Total approximate minimum lease payments	56,536
Less — Amount representing interest	12,313
44,223

Less — Current obligations under capital leases	20,916

Long-term obligations under capital leases	$23,307

Interest expense for the capital lease obligations was $3,275 and $2,667 for the three months ended March 31, 2008 and 2007, respectively.
8 — FAIR VALUE MEASUREMENTS
In the first quarter of 2008, the Company adopted SFAS No. 157, “Fair Value Measurements”, for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flows), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:
Level 1
Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2
Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
Level 3
Unobservable inputs that reflect our own assumptions.
The Company chose not to elect the fair value option as prescribed by SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115”, for its financial assets and liabilities that had not been previously carried at fair value. Therefore, material financial assets and liabilities not carried at fair value, such as current assets, current liabilities, the note payable to member that bears interest at 1.98% and the equity investment, are reported at their carrying values.

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
8 — FAIR VALUE MEASUREMENTS (Continued)
The Company’s financial assets and liabilities subject to recurring fair value measurements and the necessary disclosures are as follows:

			Fair Value Measurements at March 31,
	At March 31, 2008		2008 Using Fair Value Hierarchy
	Cost	Fair Value	Level 1	Level 2	Level 3

Liabilities
Notes payable to members	$1,912,500	$1,912,500	$1,912,500	$—	$—
Small Business Administration loan payable	610,769	610,769	610,769	—	—
Capital lease obligations	44,223	44,223	44,223	—	—

	$2,567,492	$2,567,492	$2,567,492	$-0-	$-0-

9 — RELATED PARTY TRANSACTIONS
One of our locations is leased from an affiliate of a member, under a lease which expires on April 30, 2015 (see Note 10). Rent for such location was $156,923 and $153,846 for the three months ended March 31, 2008 and 2007, respectively.
The Company incurred interest of $38,230 and $21,194 related to notes payable to members (see Note 6) during the three months ended March 31, 2008 and 2007, respectively.
10 — COMMITMENTS AND CONTINGENCIES
Lease Arrangements
The Company is obligated under six leases for its facilities, all of which include provisions for additional rental payments for real estate taxes and expire between August 31, 2014 and August 31, 2019. Approximate minimum future annual rentals payable under these leases are as follows:

Year Ending
March 31,

2009	$1,990,000
2010	2,445,000
2011	2,680,000
2012	2,771,000
2013	2,849,000
Thereafter	11,434,000

$24,169,000

Rent expense was $433,818 and $341,568 for the three months ended March 31, 2008 and 2007, respectively.
The Company has outstanding letters of credit of approximately $983,000 as security deposits on leased premises, which are guaranteed by an affiliate of a member.
The Company subleases a portion of one its facilities under an operating lease, which includes a provision for additional rental payments for real estate taxes. Minimum future annual rentals to be received under the noncancelable operating lease are approximately as follows:

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
10 — COMMITMENTS AND CONTINGENCIES (Continued)

Year Ending
March 31,

2009	$250,000
2010	257,000
2011	265,000
2012	273,000
2013	281,000
Thereafter	1,091,000

$2,417,000

Rental income was $71,247 and $60,000 for the three months ended March 31, 2008 and 2007, respectively.
Consulting, Administrative Services and Licensing Agreement
The Company has an agreement with an entity for the development of certain classes and the right to operate those classes. This agreement, which is for a term of five years and expires on December 31, 2011, provides for a base annual consideration of $1,075,000, payable in monthly installments.
Maryland Location
On March 15, 2008, the Company entered into a lease agreement for its location in Rockville, Maryland. The estimated cost to build out the space is $758,000 less a landlord allowance of approximately $214,000.
Legal Proceedings
The Company is a party to various legal proceedings and administrative actions, all arising in the ordinary course of business. Although it is impossible to predict the outcome of any such claims or legal proceedings, the Company believes any liability that may finally be determined should not have a material effect on its combined financial position, results of operations or cash flows.
11 — SUBSEQUENT EVENTS
During April 2008, the minority member of Kidville DC, LLC paid the $452,000 balance due on its initial $1,200,000 capital contribution.
On May 19, 2008, Kidville Holdings, LLC (“Holdings”), the holding company of Kidville, which was formed on April 14, 2008, entered into an agreement under which various investors will purchase from Holdings, for total consideration of $10 million, membership interests in aggregate equal to 25% of the outstanding membership interests in Holdings. On July 14, 2008, the membership interests of Kidville were transferred to Holdings and Holdings completed the sale of 25% of its outstanding membership interests. The Company used approximately $3.3 million to retire its long-term debt and accrued interest and for the redemption of Series A Preferred units of Kidville Franchise Company, LLC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members
Kidville, NY, LLC and Affiliates
We have audited the accompanying combined balance sheets of Kidville, NY, LLC and Affiliates as of December 31, 2007 and 2006, and the related combined statements of operations, changes in members’ equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such combined financial statements referred to above present fairly, in all material respects, the financial position of Kidville, NY, LLC and Affiliates as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Friedman LLP
New York, New York
June 26, 2008

KIDVILLE, NY, LLC AND AFFILIATES
COMBINED BALANCE SHEETS

	December 31,
	2007	2006

ASSETS
Current assets
Cash	$603,238	$638,103
Inventories	188,100	173,996
Due from members	10,639	5,350
Prepaid expenses and other current assets	400,880	340,499

	1,202,857	1,157,948

Property and equipment — at cost, less accumulated depreciation and amortization	6,402,035	5,580,333

Software and website development costs — at cost, less accumulated amortization	118,750	—
Other assets	63,638	47,043

	$7,787,280	$6,785,324

LIABILITIES AND MEMBERS’ EQUITY (DEFICIENCY)
Current liabilities
Current maturities of long-term debt	$499,384	$44,153
Current maturities of capital lease obligations	24,889	18,822
Accounts payable	1,047,524	469,060
Accrued expenses and other current liabilities	531,479	179,933
Current portion of deferred revenue	2,999,358	2,424,234
Current portion of deferred rent	33,452	20,981

	5,136,086	3,157,183

Long-term debt, less current maturities	2,134,287	1,672,229
Capital lease obligations, less current maturities	27,623	17,554
Deferred revenue, net of current portion	199,045	278,590
Deferred rent, net of current portion	1,288,344	1,189,373
Tenant security deposit payable	103,000	60,000
Excess of losses over equity investment	48,184	654

	8,936,569	6,375,583

Commitments and contingencies

Members’ equity (deficiency)	(1,149,289)	409,741

	$7,787,280	$6,785,324

See notes to combined financial statements.

KIDVILLE, NY, LLC AND AFFILIATES
COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006

Revenues	$10,243,712	$6,357,605

Costs and expenses
Operating expenses	7,269,796	5,359,803
Cost of goods sold	949,417	626,323
Selling, general and administrative expenses	2,768,201	1,096,695
Depreciation and amortization	818,230	524,018

	11,805,644	7,606,839

Operating loss	(1,561,932)	(1,249,234)

Interest income	3,698	24,205
Interest expense	(207,567)	(105,027)
Loss from equity investment	(47,530)	(654)

Net loss	$(1,813,331)	$(1,330,710)

See notes to combined financial statements.

KIDVILLE, NY, LLC AND AFFILIATES
COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIENCY)

Members’ equity, January 1, 2006	$1,487,272
Contributions	350,000
Distributions	(96,821)
Net loss	(1,330,710)

Members’ equity, December 31, 2006	409,741
Contributions	385,715
Distributions	(131,414)
Net loss	(1,813,331)

Members’ deficiency, December 31, 2007	$(1,149,289)

See notes to combined financial statements.

KIDVILLE, NY, LLC AND AFFILIATES
COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006

Cash flows from operating activities
Net loss	$(1,813,331)	$(1,330,710)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	818,230	524,018
Deferred rent	111,442	540,616
Loss from equity investment	47,530	654
Changes in assets and liabilities
Inventories	(14,104)	(116,583)
Prepaid expenses and other current assets	(60,381)	(66,639)
Other assets	(18,377)	(47,662)
Accounts payable	382,538	192,013
Tenant security deposit payable	43,000	60,000
Accrued expenses and other current liabilities	351,546	(19,767)
Deferred revenue	495,579	1,488,479

Net cash provided by operating activities	343,672	1,224,419

Cash flows from investing activities
Acquisition of property and equipment	(1,441,328)	(3,767,503)
Software and website development costs	(78,870)	—
Due from members	(5,289)	(8,963)

Net cash used in investing activities	(1,525,487)	(3,776,466)

Cash flows from financing activities
Proceeds from notes payable	962,500	955,274
Repayment of notes payable	(45,211)	(33,618)
Repayment of capital lease obligations	(24,640)	(18,775)
Contributions by members	385,715	350,000
Distributions to members	(131,414)	(96,821)

Net cash provided by financing activities	1,146,950	1,156,060

Net decrease in cash	(34,865)	(1,395,987)

Cash, beginning of year	638,103	2,034,090

Cash, end of year	$603,238	$638,103

Supplemental cash flow disclosures
Interest expense	$120,922	$59,256
Noncash investing and financing activities
Acquisition of property and equipment financed by capital lease obligations	40,776	32,312
Unpaid additions to property and equipment included in accounts payable and accrued expenses	242,388	91,699
Unpaid additions to website and software costs included in accounts payable and accrued expenses	48,660	3,423
See notes to combined financial statements.

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
1 — NATURE OF BUSINESS AND BASIS FOR PRESENTATION
Nature of Business
Kidville, NY, LLC and Affiliates (collectively, “Kidville”, the “Company”, “us” or “we”) operate large upscale facilities that cater to newborns through five-year-olds and their families. Kidville offers a wide range of developmental classes such as Little Maestros, Run Wiggle Paint & Giggle, Big Muscles for Little Babies, Kidville Tumblers, and Kidville University (Kidville’s Pre-School Alternative Program). Kidville also features an indoor playground, a retail boutique and the Kidville Salon. Silver Membership, the base level of membership, is free with enrollment in any Kidville class, while upgrades to Gold, Platinum and Diamond levels are also available. Kidville also operates Kidville Annex locations that feature a selection of Kidville offerings.
Basis for Presentation
The combined balance sheets as of December 31, 2007 and 2006 and the combined statements of operations, changes in members’ equity (deficiency) and cash flows for the years then ended include the accounts of Kidville, NY, LLC, Kidville UWS, LLC, Kidville Park Slope, LLC, Kidville Tribeca, LLC, Kidville Entertainment, LLC, Kidville Media, LLC, Kidville Franchise Company, LLC, Kidville DC, LLC and Kidville Summerlin, LLC.
2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Actual results could differ from those estimates.
Revenues
The Company’s revenues are derived from providing early childhood development classes for children ranging from newborns to five-year-olds, an indoor playground, birthday parties, retail/boutique sales and salon services. Revenues are recognized as earned.
Deferred Revenue
Deferred revenue consists of fees for classes received in advance of the upcoming semesters. Each semester is four months. Revenue is recognized over the term of the semester once it begins. The Company has specific refund policies for the various classes or services. Management has determined that no accruals for refunds were required at December 31, 2007 and 2006.
Principles of Combination
The combined financial statements include the accounts of Kidville, NY, LLC and its affiliates, which are affiliated through common ownership. All significant inter-company balances and transactions have been eliminated in the combination.

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Cash and Cash Equivalents
We consider all short-term investments with a maturity of three months or less from the date of purchase to be cash equivalents.
The Company’s cash and cash equivalents at times exceed federally insured limits. The Company manages risk by maintaining its accounts in major financial institutions which it believes are of high quality.
Inventories
Inventories are stated at the lower of cost, determined by a weighted average valuation method, or market and consist principally of children’s clothing, toys, games, food, beverages and birthday party items.
Depreciation and Amortization
Depreciation, including depreciation of assets held under capital leases, is computed primarily using the straight-line method over the estimated useful asset lives of five to seven years. Leasehold improvements are amortized using the straight-line method over the term of the leases or estimated useful lives, whichever is shorter.
Software and Website Development Costs
Software and website development costs are capitalized in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” and are amortized using the straight-line method based on an estimated useful life of three years.
Deferred Financing Costs
Deferred financing costs are included in other assets and are amortized using the straight-line method over the term of the related debt. Amortization expense was $1,782 and $1,188 for the years ended December 31, 2007 and 2006, respectively.
Impairment of Long-Lived Assets
We periodically review the carrying value of our long-lived assets in relation to historical results, as well as management’s best estimate of future trends, events and overall business climate. If such reviews indicate an issue as to whether the carrying value of such assets may not be recoverable, we will then estimate the future cash flows generated by such assets (undiscounted and without interest charges). If such future cash flows are insufficient to recover the carrying amount of the assets, then impairment is triggered and the carrying value of any impaired assets would then be reduced to fair value.
Equity Investment
The Company uses the equity method to account for its investments with ownership between 20% and 50% when it does not exercise a controlling interest. Under the equity method, the Company recognizes in earnings its proportionate share of the income or loss of the investee. The Company has an investment of 33% in Little Maestros Media LLC with joint control, and the Company is responsible for funding any losses incurred in excess of its equity investment. The Company and Little Maestros LLC, both members of Little Maestros Media LLC, are in a joint venture to develop media properties.

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Fair Value of Financial Instruments
Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value of Financial Instruments”, as amended, requires certain entities to disclose the fair value of specified financial instruments for which it is practicable to estimate that value. The carrying values of current assets and current liabilities approximate their fair values due to their short-term nature. Except for the note payable to a member that bears interest at 1.98%, the carrying values of the notes payable and capital lease obligations approximate their fair values because their interest rates reflect the borrowing rates currently available to the Company for instruments with similar terms. It was impracticable to estimate the fair value of the note payable to a member that bears interest at 1.98%. There is no market for the Company’s equity method investment and it was impracticable to estimate its fair value.
Rent Expense
The leases for the Company’s facilities are classified as operating leases in accordance with the provisions of SFAS No. 13, “Accounting for Leases”. One of these provisions requires the recognition of scheduled rent increases and deferred rent concessions on a straight-line basis over the lease term. Included in rent expense is an adjustment to increase rent by $111,442 and $540,616 for the years ended December 31, 2007 and 2006, respectively.
In accordance with SFAS No. 13, the Company capitalizes its equipment leases.
Advertising
We expense the costs of general advertising, promotion and marketing programs at the time those costs are incurred. Advertising expense was $364,534 and $193,190 for the years ended December 31, 2007 and 2006, respectively.
Income Taxes
The Company is not a taxpaying entity for income tax purposes and, accordingly, no provision has been made for income taxes. The members’ allocable shares of the Company’s taxable income or loss are reportable on their income tax returns. The Company is subject to New York City unincorporated business tax.
Presentation of Sales Taxes
The Company collects sales taxes from customers and remits them to the applicable taxing authority. The Company’s accounting policy is to exclude these taxes from revenues.
3 — PROPERTY AND EQUIPMENT
Property and equipment consist of:

	December 31,
	2007	2006

Equipment	$756,946	$530,917
Furniture and fixtures	660,366	568,135
Leasehold improvements	6,611,642	5,300,532

	8,028,954	6,399,584
Less — Accumulated depreciation and amortization	1,626,919	819,251

	$6,402,035	$5,580,333

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
3 — PROPERTY AND EQUIPMENT (Continued)
Depreciation and amortization expense was $807,668 and $522,830 for the years ended December 31, 2007 and 2006, respectively.
At December 31, 2007 and 2006, assets with a cost of approximately $91,000 and $50,000 and accumulated depreciation of approximately $24,000 and $11,000, respectively, were held under capital leases.
4 — SOFTWARE AND WEBSITE DEVELOPMENT COSTS
Software and website development costs at December 31, 2007 consist of the following:

Software	$11,990
Website development costs	115,540

127,530
Less — Accumulated amortization	8,780

$118,750

5 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities are comprised of the following at December 31, 2007 and 2006:

	December 31,
	2007	2006

Accrued interest	$135,521	$48,876
Accrued payroll	93,629	66,741
Sales tax payable	119,268	12,170
Other	183,061	52,146

	$531,479	$179,933

6 — LONG-TERM DEBT
Long-term debt consists of the following:

	December 31,
	2007	2006

Notes payable to members
Bears interest at 6.75% and matures on October 20, 2008 (a)	$450,000	$450,000
Bears interest at 8.25% and matures on October 20, 2009 (a)	500,000	500,000
Bears interest at 8.25% and matures on February 6, 2010 (a)	100,000	—
Bears interest at 8.25% and matures on February 14, 2010 (a)	322,500	—
Bears interest at 8.25% and matures on April 19, 2010 (a)	465,000	—
Bears interest at 1.98% and matures on January 1, 2010 (b)	100,000	100,000
Bears interest at 8.25% and matures on February 8, 2010 (b)	75,000	—

	2,012,500	1,050,000

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
6 — LONG-TERM DEBT (Continued)

	December 31,
	2007	2006

Small Business Administration loan payable, bears interest at prime plus 2.75%, adjusted on a quarterly basis, payable in 120 equal consecutive monthly installments of principal and interest, matures in February 2015, secured by Kidville UWS, LLC’s assets and guaranteed by certain members of Kidville	$621,171	$666,382

	2,633,671	1,716,382
Less — Current maturities	499,384	44,153

Long-term debt, less current maturities	$2,134,287	$1,672,229

(a)	These member loans are secured by a subordinated interest in the Company’s property and business and limited guarantees by two members.

(b)	These member loans are secured by a subordinated interest in the Company’s property and business.
Interest expense for the above loans was $178,465 and $94,130 for the years ended December 31, 2007 and 2006, respectively.
Approximate maturities of long-term debt are as follows:

Year Ending
December 31,

2008	$499,000
2009	555,000
2010	1,025,000
2011	69,000
2012	77,000
Thereafter	409,000

$2,634,000

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
7 — CAPITAL LEASE OBLIGATIONS
The Company entered into various capital lease agreements during the years ended December 31, 2007 and 2006. These equipment leases require monthly payments ranging from $78 to $1,303, including interest.
Future minimum payments required under these capital leases are as follows:

Year Ending
December 31,

2008	$34,880
2009	23,283
2010	9,939

Total approximate minimum lease payments	68,102
Less — Amount representing interest	15,590

52,512
Less — Current obligations under capital leases	24,889

Long-term obligations under capital leases	$27,623

Interest expense for the capital lease obligations was $14,595 and $10,868 for the years ended December 31, 2007 and 2006, respectively.
8 — RELATED PARTY TRANSACTIONS
One of our locations is leased from an affiliate of a member, under a lease which expires on April 30, 2015 (see Note 9). Rent for such location was $623,589 and $551,923 for the years ended December 31, 2007 and 2006, respectively.
The Company incurred interest of $105,789 and $39,814 related to notes payable to members (see Note 6) during the years ended December 31, 2007 and 2006, respectively.
9 — COMMITMENTS AND CONTINGENCIES
Lease Arrangements
The Company is obligated under six leases for its facilities, all of which include provisions for additional rental payments for real estate taxes and expire between August 31, 2014 and August 31, 2019. Approximate minimum future annual rentals payable under these leases are as follows:

Year Ending
December 31,

2008	$1,876,000
2009	2,331,000
2010	2,660,000
2011	2,747,000
2012	2,834,000
Thereafter	12,633,000

$25,081,000

Rent expense was $1,607,008 and $1,474,406 for the years ended December 31, 2007 and 2006, respectively.

KIDVILLE, NY, LLC AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
9 — COMMITMENTS AND CONTINGENCIES (Continued)
The Company has outstanding letters of credit of approximately $733,000 as security deposits on leased premises, which are guaranteed by an affiliate of a member.
During 2007, the Company subleased a portion of one its facilities under an operating lease, which includes a provision for additional rental payments for real estate taxes. Minimum future annual rentals to be received under the noncancelable operating lease are approximately as follows:

Year Ending
December 31,

2008	$250,000
2009	257,000
2010	265,000
2011	273,000
2012	281,000
Thereafter	1,103,000

$2,429,000

Rental income was $258,334 and $13,548 for the years ended December 31, 2007 and 2006, respectively.
Consulting, Administrative Services and Licensing Agreement
The Company has an agreement with an entity for the development of certain classes and the right to operate those classes. This agreement is for a term of five years and expires on December 31, 2011 and provides for a base annual consideration of $1,075,000 per year, payable in monthly installments.
Maryland Location
On March 15, 2008, the Company entered into a lease agreement for its location in Rockville, Maryland. The estimated cost to build out the space is $758,000 less a landlord allowance of approximately $214,000. As required under the lease, the Company put up a letter of credit of approximately $251,000 as a security deposit, which is guaranteed by an affiliate of a member.
Legal Proceedings
The Company is a party to various legal proceedings and administrative actions, all arising in the ordinary course of business. Although it is impossible to predict the outcome of any such claims or legal proceedings, the Company believes any liability that may finally be determined should not have a material effect on its combined financial position, results of operations or cash flows.
10 — SUBSEQUENT EVENTS
During 2008, the minority member of Kidville DC, LLC made an initial capital contribution of $1.2 million.
On May 19, 2008, Kidville Holdings, LLC (“Holdings”), the holding company of Kidville, which was formed in 2008, entered into an agreement under which various investors will purchase from Holdings, for total consideration of $10 million, membership interests in aggregate equal to 25% of the outstanding membership interests in Holdings.

UNAUDITED PRO FORMA
CONDENSED FINANCIAL STATEMENTS
     The following unaudited pro forma condensed balance sheet as of March 31, 2008 was prepared as if the merger was effective as of such date. The unaudited pro forma condensed statement of operations for the three months ended March 31, 2008 was prepared as if the merger was effective as of January 1, 2008. The consolidated balance sheet as of December 31, 2007 and the statement of operations for the three months then ended of Longfoot Communications Corp. (“Longfoot”) was used for pro forma purposes, as that is Longfoot’s fiscal first quarter.
     The unaudited pro forma condensed financial statements should be read in conjunction with the unaudited historical combined financial statements and notes thereto included herein for Kidville, NY, LLC and Affiliates (“Kidville”, the “Company”, “we”, “us” or “our”) and the unaudited consolidated historical financial statements of Longfoot. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the combined enterprise after the Merger of Longfoot with Kidville, or of the financial position or results of operations of the combined enterprise that would have actually occurred had the Merger been effected as of the dates described above. The Merger will be accounted for as a reverse acquisition wherein Kidville will be treated as the acquirer for accounting purposes since it will control the combined enterprise.
Condensed Pro Forma Balance Sheet as of March 31, 2008 (Unaudited)

	Accounting	Legal Survivor	Pro Forma		Pro Forma
ASSETS	Acquirer Kidville	Longfoot	Adjustments	Notes	Balance Sheet
Current Assets
Cash	$552,457	$79,990	$10,000,000	(A)	$7,404,171
			(387,500)	(B)
			(2,840,776)	(C), (I)
Inventories	213,031	—	—		213,031
Due from members	8,394	—	—		8,394
Contribution receivable from member	452,000	—	—		452,000
Prepaid expenses	510,123	20,195			530,318

Total current assets	1,736,005	100,185	6,771,724		8,607,914

Property and equipment — net	6,198,484	—	—		6,198,484
Software and website development costs — net	219,308	—	—		219,308
Other assets	58,682	—	—		58,682

	$8,212,479	$100,185	$6,771,724		$15,084,388

Condensed Pro Forma Balance Sheet as of March 31, 2008 (Unaudited) (continued)

LIABILITIES AND	Accounting	Legal Survivor	Pro Forma			Pro Forma
STOCKHOLDERS’ EQUITY	Acquirer Kidville	Longfoot	Adjustments	Notes		Balance Sheet
Current Liabilities
Current maturities of long-term debt	$500,786	$—	$(500,786)	(C	)	$—
Current maturities of capital lease obligations	20,916	—	—			20,916
Accounts payable	800,415	—	—			800,415
Accrued expenses and other current liabilities	669,761	2,700	(217,507)	(I	)	454,954
Current portion of deferred revenue	2,635,619	—	—			2,635,619
Current portion of deferred rent	36,590	—	—			36,590

Total current liabilities	4,664,087	2,700	(718,293)			3,948,494

Long-term debt, less current maturities	2,122,483	—	(2,122,483)	(C	)	—
Capital leases obligations, less current maturities	23,307	—	—			23,307
Deferred revenue, net of current portion	145,679	—	—			145,679
Deferred rent, net of current portion	1,307,686	—	—			1,307,686
Tenant security deposit payable	103,000		—			103,000
Excess of losses over equity investment	47,950	—	—			47,950

	8,414,192	2,700	(2,840,776)			5,576,116

Stockholders’ equity
Common stock	—	3,330	88,677	(D	)	89,800
			(2,207)	(E	)
Additional paid-in capital	—	665,782	(88,677)	(D	)	7,685
			2,207	(E	)
			(571,627)	(F	)

Members’ equity (deficiency)/Accumulated deficit)/Retained earnings	(201,713)	(571,627)	10,000,000	(A	)	9,410,787
			(387,500)	(B	)
			571,627	(F	)

	(201,713)	97,485	9,612,500			9,508,272

	$8,212,479	$100,185	$6,771,724			$15,084,388

Condensed Pro Forma Statements of Operations for the three months ended March 31, 2008 (Unaudited)

						Pro Forma
	Accounting	Legal Survivor	Pro Forma			Statement of
	Acquirer Kidville	Longfoot	Adjustments	Notes		Operations
Revenues	$3,180,992	$—	$—			$3,180,992

Costs and expenses
Cost of goods sold	299,386	—	—			299,386
Selling, general and administrative expenses	692,030	—	152,500	(G	)	1,327,530
			325,000	(H	)
			158,000	(J	)
Operating expenses	2,133,100	—	—			2,133,100
Depreciation and amortization	250,345	—	—			250,345

	3,374,861	—	635,500			4,010,361

Operating loss	(193,869)	—	(635,500)			(829,369)

Loss from discontinued operations	—	(73,274)	—			(73,274)

Interest expense, net	(58,789)	—	56,000	(I	)	(2,789)
Beneficial conversion cost	—	(14,935)	—			(14,935)
Income from equity investment	234	—	—			234

Loss before income tax benefit	(252,424)	(88,209)	(579,500)			(920,133)
Income tax (benefit)	—	—	(368,053)	(K	)	(368,053)

Net loss	$(252,424)	$(88,209)	$(211,447)			$(552,080)

Net loss per common share, basic and diluted						$(0.01)

Weighted average number of common shares outstanding, basic and diluted						89,799,920

NOTES TO THE CONDENSED PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)
     As a result of the merger, Kidville became Longfoot’s wholly-owned subsidiary and the security holders of Kidville received an aggregate of 88,677,421 shares of our common stock. As a result of the merger and the issuance of stock to the security holders of Kidville, the former security holders of Kidville held approximately 75% of Longfoot’s outstanding common stock immediately after the merger. Accounting principles generally accepted in the United States generally require that a company whose security holders retain the majority voting interest in the combined business be treated as the acquirer for financial reporting purposes. The acquisition was accounted for as a reverse acquisition whereby Kidville was deemed to be the “accounting acquirer.”
(A)	To record the sale of 25% of the outstanding membership interests in Kidville for a total consideration of $10 million.

(B)	To record the redemption of Kidville Series A Preferred units.

(C)	To reflect the retirement of Kidville’s debt and accrued interest.

(D)	To record the issuance of 88,677,421 shares of common stock in the reverse acquisition.

(E)	To record the recapitalization of Longfoot’s common stock to additional paid-in-capital.

(F)	To record the recapitalization of Longfoot’s accumulated deficit to additional paid-in-capital.

(G)	The pro forma adjustments to general and administrative expenses represent the estimated pro forma impact of the incremental cost of salaries and related cost to the management team of Kidville, although no formal employment contracts are signed. These expenses were not incurred on a historical basis and we did not receive any historical benefits in terms of revenue generation or operating management, for these expenses in the historical periods presented herein.

(H)	The pro forma adjustments to general and administrative expenses represent the estimated pro forma impact of the incremental cost of professional fees related to the transaction and the estimated public company costs the Company expects to incur.

(I)	The pro forma adjustments to interest expense reflect the pro forma decremental interest expense associated with loan obligations as if the loan amounts were paid off in the beginning of the year.

(J)	The pro forma adjustments to general and administrative expenses represent the estimated pro forma impact of the incremental cost of stock-based compensation to the employees of Kidville. These expenses were not incurred on a historical basis and we did not receive any historical benefits in terms of revenue generation or operating management, for these expenses in the historical periods presented herein.

(K)	The provision for income tax “Pro Forma Adjustment” outlined above reflects the estimated net historical tax impact of the pro forma expense increase assuming a 40% effective tax rate.

Unaudited Condensed Pro Forma Statement of Operations
     The following unaudited pro forma condensed statement of operations for the year ended December 31, 2007 was prepared as if the merger was effective as of January 1, 2007. The consolidated statement of operations for the year ended September 30, 2007 of Longfoot Communication Corp. (“Longfoot”) was used for pro forma purposes, as that is Longfoot’s year-end. The unaudited pro forma statement of operations should be read in conjunction with the audited combined historical financial statements and notes thereto included herein for Kidville, NY, LLC and affiliates (“Kidville”, the “Company”, “we”, “us” or “our”) and the audited consolidated historical financial statements of Longfoot. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the combined enterprise.
Condensed Pro Forma Statements of Operations for the year ended December 31, 2007 (Unaudited)

	Accounting	Legal Survivor	Pro Forma			Pro Forma Statement
	Acquirer Kidville	Longfoot	Adjustments	Notes		of Operations
Revenues	$10,243,712	$—	$—			$10,243,712

Costs and expenses
Operating expenses	7,269,796	—	—			7,269,796
Cost of goods sold	949,417	20,742	—			970,159
Selling, general and administrative expenses	2,768,201	147,395				4,858,596
			610,000	(A	)
			700,000	(B	)
			633,000	(C	)
Consulting fee, non-cash compensation	—	54,167	—			54,167
Impairment of assets	—	37,919	—			37,919
Beneficial conversion cost	—	29,890	—			29,890
Depreciation and amortization	818,230	—	—			818,230

	11,805,644	290,113	1,943,000			14,038,757

Operating loss	(1,561,932)	(290,113)	(1,943,000)			(3,795,045)
Interest income (expense), net	(203,869)	662	178,000	(D	)	(25,207)
Loss from equity investment	(47,530)	—	—			(47,530)

Loss before income tax provision (benefit)	(1,813,331)	(289,451)	(1,765,000)			(3,867,782)
Income tax provision (benefit)	—	800	(1,547,913)	(E	)	(1,547,113)

Net loss	$(1,813,331)	$(290,251)	$(217,087)			$(2,320,669)

Net loss per common share, basic and diluted						$(0.03)

Weighted average number of common shares outstanding, basic and diluted						$89,799,920

Notes to the Condensed Pro Forma Financial Statements (Unaudited):
(A)	The pro forma adjustments to general and administrative expenses represent the estimated pro forma impact of the incremental cost of salaries and related cost to the management team of Kidville, although no formal employment contracts are signed. These expenses were not incurred on a historical basis and we did not receive any historical benefits in terms of revenue generation or operating management, for these expenses in the historical periods presented herein.
(B)	The pro forma adjustments to general and administrative expenses represent the estimated pro forma impact of the incremental cost of professional fees related to the transaction and the estimated public company costs the Company expects to incur.
(C)	The pro forma adjustments to general and administrative expenses represent the estimated pro forma impact of the incremental cost of stock-based compensation to the employees of Kidville. These expenses were not incurred on a historical basis and we did not receive any historical benefits in terms of revenue generation or operating management, for these expenses in the historical periods presented herein.

(D)	The pro forma adjustments to interest expense reflect the pro forma decremental interest expense associated with loan obligations as if the loan amounts were paid off in the beginning of the year.
(E)	The provision for income tax “Pro Forma Adjustment” outlined above reflects the estimated net historical tax impact of the pro forma expense increase assuming a 40% effective tax rate.

(d)	Exhibits

Exhibit Number	Description
2.1	Merger Agreement, dated July 14, 2008, by and among Longfoot Communications Corp., Kidville Holdings, LLC and Kidville Merger Corp., Inc., filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on July 14, 2008 and incorporated by reference herein.

10.1	Form of Parent Lockup Agreement.

10.2	Form of Kidville Lockup Agreement.

10.3	Escrow Agreement, dated August 8, 2008, by and among Longfoot Communications Corp., Kidville Holdings, Inc. and the representatives set forth on Schedule B thereto.

10.4	Form of Franchise Agreement.

10.5	Agreement, dated August 10, 2006, by and between Kidville, NY, LLC and Little Maestros, LLC.

16.1	Letter, dated August 11, 2008, from Farber Hass Hurley LLP.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONGFOOT COMMUNICATIONS CORP.

Date: August 11, 2008	By:	/s/ Andy Stenzler

Andy Stenzler, Chief Executive Officer